Public Accounts
2009-10

Volume 1

 Main Financial Statements

SASKATCHEWAN

2009-10 Public Accounts
Volume 1 - Main Financial Statements

Contents

     3Letters of Transmittal
     4Introduction to the Public Accounts

Financial Statement Discussion and Analysis

  9     Introduction - Discussion and Analysis
10         General Revenue Fund Financial Statements - Discussion and Analysis
24         Growth and Financial Security Fund - Discussion and Analysis
25         Summary Financial Statements - Discussion and Analysis
42         Risks and Uncertainties

General Revenue Fund Financial Statements

45         Statement of Responsibility
47         Auditor�s Report
49         Financial Statements
53         Notes to the Financial Statements
61         Schedules to the Financial Statements

Summary Financial Statements

77         Statement of Responsibility
79         Auditor's Report
81         Summary Financial Statements
85         Notes to the Summary Financial Statements
96         Schedules to the Summary Financial Statements

Supplementary Information

119         Growth and Financial Security Fund
120         General Revenue Fund - Public Issue Debentures
124         General Revenue Fund - Debentures Issued to the Minister of Finance of Canada
125         Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan
June 2010

To His Honour
The Honourable Gordon Barnhart
Lieutenant Governor of the Province of Saskatchewan

Your Honour:

I have the honour to submit the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2010.

Respectfully submitted,

/s/ Rod Gantefoer

Rod Gantefoer
Minister of Finance

Regina, Saskatchewan
June 2010

The Honourable Rod Gantefoer
Minister of Finance

We have the honour of presenting the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2010.

Respectfully submitted,

/s/ Doug Matthies                                                                           /s/ Terry Paton

Doug Matthies                                                                           Terry Paton
Deputy Minister of Finance                                                           Provincial Comptroller

Government of Saskatchewan � 2009-10 Public Accounts   3

Introduction to the Public Accounts

Introduction

The 2009-10 Public Accounts of the Government of Saskatchewan are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government�s main financial statements with an overview of the Government�s performance by presenting comparative financial highlights and variance analysis.

General Revenue Fund Financial Statements account for the financial transactions of the General Revenue Fund (GRF).  The GRF is comprised of all Ministries of the Government.  This is the fund into which all revenues are paid, unless otherwise provided for by legislation, and from which all expenses are appropriated by the Legislative Assembly.

Summary Financial Statements consolidate the financial transactions of the GRF, Crown corporations, agencies, boards and commissions.  These consolidated statements provide an accounting of the full nature and extent of the financial affairs and resources controlled by the Government.

Supplementary Information contains unaudited information on:
�	the Growth and Financial Security Fund;
�	GRF public issue debentures;
�	GRF debentures issued to the Minister of Finance of Canada; and
�	a glossary of terms used throughout.

Volume 2

Volume 2 contains details on the revenue and expense of the GRF.  It also provides details on capital asset acquisitions of the GRF; a listing of suppliers who received $50,000 or more for goods and services and capital assets supplied to the GRF and Revolving Funds during the fiscal year; financial information on the assets, liabilities and residual balances of pension plans and trust funds administered by the Government; a listing of remissions of taxes and fees; and information on road-use fuel tax accountability.

The Public Accounts are available on the Internet at:  http://www.finance.gov.sk.ca/public-accounts/

A Compendium is also available on the Internet at:  http://www.finance.gov.sk.ca/public-accounts/ that contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

4   Government of Saskatchewan � 2009-10 Public Accounts

Introduction to the Public Accounts

Financial Reporting Structure

1
Examples of CIC Crown corporations are:  SaskEnergy Incorporated, Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation, Saskatchewan Government Insurance and Saskatchewan Transportation Company.

2	Examples of Treasury Board Crown corporations are: Agricultural Credit Corporation of Saskatchewan, Liquor and Gaming Authority, and Saskatchewan Housing Corporation.

 Government of Saskatchewan � 2009-10 Public Accounts   5

                                      Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

The purpose of the Financial Statement Discussion and Analysis is to provide users of the Government�s main financial statements with an overview of the Government�s financial performance, as well as the Government�s accountability for the resources entrusted to it.  This information should be read in conjunction with the General Revenue Fund and Summary financial statements.  The Government is responsible for the integrity and objectivity of this discussion and analysis.

General Revenue Fund (GRF) Financial Statements

*	How has the Government performed as compared to the Budget Estimates?

The GRF is the fund where all public monies are deposited to and disbursed from, as authorized by the Legislative Assembly.  Exceptions to this principle must be authorized by law.  Each year the Government presents a Budget for the GRF to the Legislative Assembly along with a detailed financial plan for the GRF called the Estimates.  The GRF financial statements report on the performance of the Government against the Estimates.  As a result, budget-to-actual analysis on the Government�s revenue and expenses can be found in the GRF section of the Financial Statement Discussion and Analysis.

Summary Financial Statements (SFS)

*	How has the Government performed as a whole?

The SFS provide an accounting of the full nature and extent of the financial affairs and resources controlled by the Government.  The SFS include the financial results of the GRF, Crown corporations, agencies, boards and commissions.

 Government of Saskatchewan � 2009-10 Public Accounts   9

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Financial Highlights

(millions of dollars)	2010		2009
	Budget 1	Actual 2	Actual 2

Revenue	10,661	10,267	12,325
Expense	10,245	10,099	10,355
Pre-transfer surplus	416	168	1,970
Transfer to the Growth and Financial Security Fund	(208)	(84)	(985)
Transfer from the Growth and Financial Security Fund	217	341	1,404
Net transfer from the Growth and Financial Security Fund	9	257	419
Surplus	425	425	2,389

Financial assets	-	3,693	3,199
Less: Government general debt	-	(4,140)	(4,145)
Other liabilities	-	(3,191)	(2,902)
Net debt	-	(3,638)	(3,848)
Plus: Non-financial assets	-	3,092	2,877
Accumulated Deficit	-	(546)	(971)

Growth and Financial Security Fund Balance	1,206	958	1,215

1	The Budget Estimates do not include a statement of financial position.
2	The Provincial Auditor�s report indicates that, in his opinion, there are certain adjustments required to the General Revenue Fund financial statements.

Surplus

The 2009-10 General Revenue Fund (GRF) financial statements report a pre-transfer surplus of $168 million.  After a $257 million net transfer from the Growth and Financial Security Fund (GFSF), the financial statements reported a $425 million GRF surplus.  This surplus is unchanged from the budget estimate and is $1,964 million lower than the GRF surplus reported in 2008-09.

The $168 million pre-transfer surplus was a $248 million decrease from the budgeted pre-transfer surplus as the result of a $394 million decrease in revenue partially offset by a $146 million reduction in expense.  As a result of this decrease in the pre-transfer surplus, the net transfer from the GFSF to the GRF increased by $248 million, from a budget estimate of $9 million to an actual transfer of $257 million, in order to maintain the budgeted $425 million GRF surplus.

Growth and Financial Security Fund

The Government�s Growth and Financial Security Fund, established to safeguard Saskatchewan�s future, has a balance of $958 million at March 31, 2010.  This is after an $84 million transfer from the GRF, representing half of the GRF pre-transfer surplus for the year, and a $341 million transfer back to the GRF to assist in financing government-owned capital.

Debt

Government general debt at March 31, 2010 is $4.14 billion, maintaining the level of debt achieved last year which had the largest decrease in debt in Saskatchewan�s history.

 10  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Surplus

The GRF annual results for the past ten years were as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in the year of acquisition.

Accumulated Deficit

The accumulated deficit is the sum of all the annual results reported to date by the Government.  An accumulated deficit indicates that a government has financed past annual operating deficits by borrowing. In 2009-10, the GRF accumulated deficit improved from $971 million to $546 million.

The GRF accumulated deficit for the past ten years was as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in the year of acquisition.

 Government of Saskatchewan � 2009-10 Public Accounts   11

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue

The GRF sources of revenue for 2009-10 were as follows:

 12   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

In the last five fiscal years, the GRF revenue was derived from the following sources:

Total revenue for 2009-10 was $10.27 billion.  This was $394 million, or 3.7 per cent, lower than budgeted primarily due to lower non-renewable resources revenue, partially offset by increases across all other own-source revenue categories and federal transfers.  Compared to 2008-09, total revenue decreased $2.06 billion, or 16.7 per cent.  The decrease from the previous year is primarily due to lower revenue from non-renewable resources and transfers from the federal government, partially offset by increases in taxation revenue, other own-source revenue and transfers from Government entities.

Taxation Revenue

Taxation revenue was $4.73 billion in 2009-10, $273 million higher than budgeted.  The increase was primarily due to higher revenue from corporation income tax and individual income tax, partially offset by lower Provincial Sales Tax revenue.  Compared to 2008-09, taxation revenue increased by $301 million.

Corporation income tax (CIT) revenue was $257 million higher than budgeted.  The increase is primarily due to stronger-than-anticipated assessments for 2008 that resulted in a larger-than-budgeted prior-year adjustment payment, as well as an amendment to the Canada-Saskatchewan Tax Collection Agreement that resulted in the acceleration of 2010 instalment payments from the federal government.  CIT revenue was $289 million higher than 2008-09 primarily due to an increase in the prior-year adjustment payments between the two years and the acceleration of 2010 instalment payments.

Individual income tax (PIT) revenue was $88 million higher than budgeted primarily due to stronger final assessment data for the 2008 taxation year that resulted in a larger-than-budgeted prior-year adjustment payment and an upward revision to the 2009 taxable income base.  PIT revenue was $47 million higher than 2008-09, reflecting growth in the taxable income base.

Provincial Sales Tax (PST) revenue was $72 million lower than budgeted primarily due to lower-than-budgeted economic activity.  Compared to 2008-09, PST revenue decreased by $25 million.

 Government of Saskatchewan � 2009-10 Public Accounts   13

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Revenue (continued)

Non-renewable Resources Revenue

Non-renewable resources revenue was $1.91 billion in 2009-10, a decrease of $1.46 billion from budget primarily due to lower potash revenue, partially offset by higher oil royalties and Crown land sales.  Compared to 2008-09, revenue was $2.70 billion lower as the result of declines in potash, Crown land sales and oil revenue.

Potash revenue was negative $184 million as refunds of revenue received in the final quarter of 2008-09 exceeded 2009-10 revenue collections. This was due to a significant decline in sales volumes and prices in 2009.

On a fiscal-year basis, potash sales volumes declined from the budget assumption of 10.3 million K2O tonnes to 4.7 million K2O tonnes.  The average mine netback (price) decreased from the budget assumption of 556 U.S. dollars per KCl tonne to 421 U.S. dollars per KCl tonne ($1,071 to $751 per K2O tonne).

Compared to 2008-09, potash revenue decreased $1.55 billion primarily due to lower sales volumes.

Oil revenue was $1.29 billion in 2009-10, an increase of $722 million from budget primarily due to higher West Texas Intermediate (WTI) oil prices, partially offset by a higher-than-budgeted exchange rate.  Compared to 2008-09, oil revenue was $321 million lower due to lower oil prices.

WTI oil prices averaged 70.71 U.S. dollars per barrel in 2009-10, 21.96 U.S. dollars per barrel higher than the budget assumption of 48.75 U.S. dollars.  In 2008-09, WTI oil prices averaged 85.94 U.S. dollars.

The Canadian dollar averaged 91.9 U.S. cents in 2009-10, 6.8 U.S. cents higher than the budget assumption of 85.1 U.S. cents.  In 2008-09, the dollar averaged 89.5 U.S. cents.

Crown land sales revenue was $151 million, $24 million higher than budgeted, but $777 million lower than 2008-09.  The amount of Crown land sold decreased 49 per cent in 2009-10 and the average price paid per hectare decreased from $1,289 in 2008-09 to $409 in 2009-10.

Transfers from Government Entities

Transfers from Government entities were $1.25 billion in 2009-10, an increase of $472 million from budget primarily due to a higher-than-budgeted special dividend from the Crown Investments Corporation of Saskatchewan (CIC).  Compared to 2008-09, transfers increased $398 million largely as the result of increases in both the regular and special CIC dividends.

Other Own-Source Revenue

Other own-source revenue was $770 million, an increase of $172 million from budget.  The change from budget was primarily due to higher interest, premium, discount and exchange revenue, increased other revenue due to larger-than-budgeted refunds of prior-year expense, and lower sales, services and service fees revenue.  Compared to 2008-09, other own-source revenue increased $49 million.

In addition, commercial operations accounted for $88 million of the increase from budget.  Ministries with commercial operations are allowed to re-spend the revenues earned through these operations.  Accordingly, the budget expense is shown net of revenues in the Estimates.  In the Public Accounts revenues and expenses are reported on a gross basis to provide accountability for these operations.  This results in variances between the budget and actual revenue being shown in the Public Accounts.

Transfers from the Federal Government

Federal transfers were $1.60 billion in 2009-10, $146 million higher than budgeted primarily due to increased federal funding from several infrastructure and stimulus funding streams, partially offset by a decrease in the Canada Health Transfer.  Compared to the prior year, total transfers from the federal government declined by $105 million.

 14   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense

Expenses are reported by ministry in the GRF Statement of Operations.  Because the Government�s expense budget for the GRF is organized by ministry, this best provides a comparison of actual to budget.  Schedules to the GRF financial statements also disclose expense by theme and by object, which provide information on the purpose for which the expenses have been incurred.  These best allow for comparison from year to year as programs maintain the same theme and object when the Government undergoes reorganization of ministries.

Expense by Ministry

The GRF expense by ministry for 2009-10 was as follows:

1	Key components of �other� include Corrections, Public Safety and Policing (3%), Finance (3%) and Environment (2%).

Comparison to Budget

Total expense was $146 million lower than budget.  Key decreases occurred in the following ministries:

�
Health � a $141 million decrease, primarily due to allowing regional health authorities to use long-term care capital funds to replace operating grants from the Ministry of Health and the deferral of capital funding related to the Children�s Hospital.  These savings were partially offset by utilization program increases, continued development of the Electronic Health Record and H1N1 preparedness;

�	Agriculture � a $110 million decrease, primarily due to a decrease in Crown Land Sale Incentive Program, AgriStability, AgriInvest and Crop Insurance Program costs;
�	Education � a $45 million decrease, primarily due to reduced requirements for the Teachers� Superannuation Plan;
�	Environment � a $28 million decrease, primarily due to savings resulting from a lower-than-average fire season; and
�	Finance Debt Servicing � a $23 million decrease, primarily due to lower in-year borrowing requirements and lower interest rates.

The above decreases are partially offset by the following key increases:

�	Municipal Affairs � a $70 million increase, primarily due to increased spending under the Building Canada Fund and Municipal Infrastructure Grants programs; and
�
Advanced Education, Employment and Labour � a $26 million increase, primarily related to federal government stimulus funding provided through the Knowledge Infrastructure Program and labour market programs.

In addition, commercial operations accounted for an $87 million expense increase.  Ministries with commercial operations are allowed to re-spend the revenues earned through these operations.  Accordingly, the budget expense is shown net of revenues in the Estimates.  In the Public Accounts, revenues and expenses are reported on a gross basis to provide accountability for these operations.  This results in variances between the budget and actual expense being shown in the Public Accounts.

 Government of Saskatchewan � 2009-10 Public Accounts   15

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Expense by Theme

The GRF expense by theme for 2009-10 was as follows:

1	Key components of �other� include protection of persons and property (4%), agriculture (4%), economic development (2%) and environment and natural resources (2%).

In the last five fiscal years, the GRF expense by theme was as follows:

 16   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Comparison to Previous Year

Total expense was $256 million lower than in 2008-09.  Key decreases pertain to the following themes:

�	Environment and natural resources � a $245 million decrease, primarily due to the removal of one-time federal funding provided to the CIC in 2008-09 for the Carbon Capture project;
�	Transportation � a $77 million decrease, primarily related to funding the provincial portion of the south Saskatoon bridge in 2008-09;
�	Agriculture � a $51 million decrease, mainly related to a one-time 2008-09 cattle and hog support program that was no longer in place in 2009-10;
�	Health � a $42 million decrease, primarily due to lower facilities and equipment capital funding requirements; and
�	Debt servicing � a $40 million decrease, primarily due to lower debt levels and lower long-term borrowing costs.

These key decreases were partially offset by increases in the following themes:

�	Social services and assistance � a $71 million increase, primarily due to higher utilization in child and family services, disability services and various income support programs;
�
Protection of persons and property � a $33 million increase related to additional funding for adult corrections and community services as a result of higher incarceration rates, increased funding for the expansion at the Saskatoon Provincial Correctional Centre and salary and operating increases for the Royal Canadian Mounted Police; and

�
Other � a $62 million increase, primarily related to the conversion of the Research and Development Tax Credit to a refundable tax credit, executive government�s settlement of the non-permanent pension liability lawsuit, and increases for employee benefits and information technology.

 Government of Saskatchewan � 2009-10 Public Accounts   17

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense (continued)

Expense by Object

The GRF expense by object for 2009-10 was as follows:

 In the last five fiscal years, the GRF expense by object was as follows:

18   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

�	government general debt, which is debt issued by the GRF to fund government spending;
�	Crown corporation general debt, which is debt issued by the GRF and subsequently loaned to a Crown corporation; and
�
government business enterprise specific debt, which is debt of self-sufficient Crown corporations issued by the GRF specifically on their behalf. The Government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

The Government has undertaken initiatives to significantly reduce the government general debt outstanding and the costs to service this debt.  The Government�s debt reduction strategy includes the following components:

�	paying down existing debt;
�	transferring debt borrowed for general government purposes to Crown corporations to meet their borrowing requirements; and
�	increasing sinking fund contributions.

This strategy has resulted in a $2.68 billion reduction in government general debt since April 1, 2008.  At March 31, 2010, government general debt was $4.14 billion.

The GRF public debt for the past ten years was as follows:

 Since 2000-01, the government general debt reported on the GRF Statement of Financial Position has declined by $3.27 billion from $7.41 billion to $4.14 billion.

Crown corporation general debt and government business enterprise specific debt have remained relatively constant since 2000-01 and at March 31, 2010 include $2,516 million for Saskatchewan Power Corporation, $817 million for SaskEnergy Incorporated and $285 million for Saskatchewan Telecommunications Holding Corporation.

 Government of Saskatchewan � 2009-10 Public Accounts   19

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs (continued)

Debt Servicing Costs

The GRF incurs interest and other costs to service general debt.  The amount of these costs is determined by the amount of general debt and the interest rate attached to that debt.  The average effective interest rate on gross debt during 2009-10 was 6.6 per cent.

The Government�s debt reduction strategy has resulted in a decrease in debt servicing costs and an increase in interest revenue.  While paying down existing debt reduces the cost of debt servicing, contributing to sinking funds increases interest earnings.

Net interest cost is calculated as debt servicing costs less interest earnings.  It is a measure of the positive impact on the Province�s operations from reducing general debt.

The GRF has reported the following debt servicing costs and net interest costs over the past ten years:

 Since 2000-01, both the amount of general debt and the level of interest rates have declined.  As a result, the debt servicing costs reported by the GRF have decreased from $774 million in 2000-01 to $480 million in 2009-10.  At the same time, interest revenue has increased, resulting in a reduction in net interest costs from $609 million in 2000-01 to $243 million in 2009-10.

20  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Public Debt and Debt Servicing Costs (continued)

Credit Rating

The improvement in the Government�s finances since 2000-01 has led to a series of upgrades in its credit ratings.  One of the world�s leading credit rating agencies is Standard & Poor�s.  Its credit rating for the Province of Saskatchewan since 2000-01 is shown below.

 Saskatchewan holds the second-highest possible credit rating from two of the three credit rating agencies and holds the third-highest rating from the third agency.  The credit ratings for all jurisdictions are as follows:

Credit Ratings - March 2010

Jurisdiction	Moody's Investors Service Inc.	Standard and Poor's	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA(high)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AA+	AA
Manitoba	Aa1	AA	A(high)
Ontario	Aa1	AA-	AA (low)
Quebec	Aa2	A+	A(high)
New Brunswick	Aa2	AA-	A(high)
Nova Scotia	Aa2	A+	A*
Prince Edward Island	Aa2	A*	A(low)
Newfoundland	Aa2	A*	A

 The rating agencies assign letter ratings to borrowers.  The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A.  The �1�, �2�, �3�, �high�, �low�, �-�, and �+� modifiers show relative standing within the major categories.  For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.
*  positive outlook or trend.

 Government of Saskatchewan � 2009-10 Public Accounts  21

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Investment in Infrastructure

The Government invests in infrastructure in two ways:

�	by providing grants to third parties for capital purposes. This includes grants for universities and hospitals; and
�	by investing in government-owned capital, such as highways.

During 2009-10, $927 million was invested in infrastructure.  The Government�s investment in infrastructure over the past five years is presented below.

 *   Capital transfers for 2009 include $154 million which was subsequently permitted to be used by recipients for operations.

22   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations.  It is the difference between the GRF liabilities and financial assets.

During 2009-10, net debt decreased by $210 million.  This decrease can be attributed to the GRF surplus of $425 million, partially offset by amounts invested in tangible capital assets and other non-financial assets.

Since 2000-01, the net debt of the GRF has declined from $7.01 billion to $3.64 billion, as follows:

 A decreasing net debt is an indicator of increased flexibility over future spending.

 Government of Saskatchewan � 2009-10 Public Accounts   23

Financial Statement Discussion and Analysis

Growth and Financial Security Fund

The Growth and Financial Security Fund (GFSF) was established during 2008-09 under The Growth and Financial Security Act.  The Growth and Financial Security Act requires:

�	the Government to balance the GRF budget each fiscal year;
�	the annual preparation of four-year financial plans and public debt management plans; and
�	that 50 per cent of the annual surplus in the GRF be transferred to the GFSF.

The stabilization balance for the past five years was as follows:

 The balance in the GFSF at March 31, 2010 was $958 million.  This represents a $257 million decrease from the previous year, which is the net result of:

�	a transfer to the fund of $84 million, representing 50 per cent of the GRF pre-transfer surplus; and
�	a transfer from the fund of $341 million to assist in financing government-owned capital.

Growth and Financial Security Fund - Current Year Activity
(millions of dollars)	2010

Opening balance	1,215
Transfers from the GRF (50 per cent of GRF pre-transfer surplus)	84
Transfers to the GRF	(341)
Closing balance	958

24  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights

(millions of dollars)	2010	2009

Revenue	11,243	13,589
Expense	12,486	11,306
(Deficit) surplus from government service organizations	(1,243)	2,283
Income from government business enterprises	834	685
(Deficit) Surplus	(409)	2,968

Financial assets	10,355	9,553
Less: Liabilities	(13,914)	(13,077)
Net debt	(3,559)	(3,524)
Plus: Non-financial assets	6,395	4,921
Accumulated Surplus	2,836	1,397

Reporting Entity

The Summary financial statements (SFS) include the financial activities of organizations controlled by the Government.  These organizations are segregated into two classifications, government service organizations (GSOs) and government business enterprises (GBEs).  GBEs are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. All other organizations, including the General Revenue Fund, are GSOs.  A complete listing of the organizations included in the government reporting entity is provided in schedule 20 of the SFS.

During 2009-10, amendments to The Education Act, 1995 resulted in a change in the relationship between the Government and the Boards of Education of Saskatchewan School Divisions (Boards of Education), such that the Boards of Education now meet the criteria for inclusion in the government reporting entity.  As a result, 29 Boards of Education have been included in the SFS effective April 1, 2009.  Comparative figures have not been restated.

The inclusion resulted in a $1.58 billion increase to the April 1, 2009 accumulated surplus, the net effect of increases of $708 million and $1,173 million respectively for financial and non-financial assets held by the Boards of Education, and $304 million in Board of Education liabilities.   The impact on current-year operations of including the Boards of Education is a $160.0 million reduction in the deficit.

Deficit

Comparison to Previous Year

The deficit of $409 million in 2009-10 was $3.38 billion lower than the $2.97 billion surplus reported in 2008-09.

This decrease was primarily due to a $3.53 billion decline in the net operating results of GSOs.  Revenues from GSOs decreased in 2009-10 by $2.35 billion, primarily due to decreases in non-renewable resources revenue ($2,702 million) and the prior-year gain on the sale of Saskferco Products Inc. ($680 million), partially offset by an increase in taxation revenue ($895 million).   At the same time, expenses for GSOs increased in 2009-10 by $1.18 billion, primarily in education ($646 million) and health ($491 million).

There was a $149 million increase in income from GBEs.  This increase was mainly the result of an improvement in the net profits of utility sales.

 Government of Saskatchewan � 2009-10 Public Accounts 25

Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights (continued)

Comparison to Budget

The Government prepares a Summary Financial Budget, which is based on the entities that are included in the SFS.  In this budget, the categorization of organizations is aligned with the Cabinet Committee (CIC Board or Treasury Board) that examines an organization�s budget.  There is also a category for Not-for-Profit Insurance organizations, which are intended to be actuarially sound over the long term.  As the categorization is different than that used for reporting purposes in the SFS, actual results are most easily compared to budget based on the annual surplus/deficit.

2009-10 Deficit - Comparison to Budget
(millions of dollars)	2010
	Estimated 1	Actual 1

Treasury Board Organizations
General Revenue Fund	425	425
Growth and Financial Security Fund	(9)	(257)
Other Treasury Board Organizations	392	434
Less: Dividends included in General Revenue Fund surplus	(441)	(437)
Adjustment for pension liability accrual	(389)	(423)
	(22)	(258)
CIC Board Organizations	243	330
Less: Dividends included in General Revenue Fund surplus	(295)	(755)
	(74)	(683)
Not-for-Profit Insurance Organizations	49	274
Deficit	(25)	(409)

1   Presented on the basis of the Summary Financial Budget.

The 2009-10 SFS report a deficit of $409 million, $384 million higher than the $25 million budget deficit.

This higher-than-budget deficit was largely due to budget to actual variances in the General Revenue Fund (GRF).  For example, non-renewable resource revenue was lower than expected as a result of an unprecedented decline in potash sales.  See the GRF financial statement discussion and analysis for further information.

Net Debt

Net debt is the difference between the liabilities and financial assets reported on the Summary Statement of Financial Position.  Net debt is an indicator of the amount of future revenues that will be required to pay for past transactions and events.  In 2009-10, the SFS net debt increased by $35 million to $3.56 billion.

Accumulated Surplus

The accumulated surplus is the sum of all the annual results reported to date by the Government.  The accumulated surplus of $2.84 billion represents a $1.44 billion improvement over the $1.40 billion accumulated surplus reported in 2008-09.  This improvement is mainly due to a $1.58 billion increase to the accumulated surplus on April 1, 2009, the impact of the first-time inclusion of the Boards of Education.  An accumulated surplus indicates that a government has net resources that can be used to provide future services.

26  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Surplus/Deficit

The SFS have reported the following results over the past ten years:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in their year of acquisition.

Accumulated Surplus

The SFS accumulated surplus (deficit) for the past ten years was as follows:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful lives rather than being fully expensed in their year of acquisition.
**	Includes a $1.58 billion increase for the first-time inclusion of the Boards of Education.

 Government of Saskatchewan � 2009-10 Public Accounts   27

Financial Statement Discussion and Analysis

Summary Financial Statements

Revenue

The SFS sources of revenue for 2009-10 were as follows:

 In the last five fiscal years, the SFS revenue was derived from the following sources:

 *   The increase in 2010 taxation revenue is primarily due to the impact of recording education property tax resulting from the first-time inclusion of Boards of Education.

28   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Expense

Expense by Theme

The SFS expense by theme for 2009-10 was as follows:

1	Key components of �other� include community development (4%), transportation (4%) and protection of persons and property (4%).

In the last five fiscal years, the SFS expense by theme was as follows:

 Government of Saskatchewan � 2009-10 Public Accounts   29

Financial Statement Discussion and Analysis

Summary Financial Statements

Expense (continued)

Expense by Object

In addition to reporting expense by theme, the SFS also present expense by object, or major type of expense.  The SFS expense by object for 2009-10 was as follows:

 In the last five fiscal years, the SFS expense by object was as follows:

 *   The increase in 2010 salaries and benefits expense and corresponding decrease in transfers expense are primarily due to the impact of the first-time inclusion of Boards of Education.

30  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Income from Government Business Enterprises

Government business enterprises are independently managed, profit-oriented organizations that are controlled by the Government.  The SFS reported the following income from government business enterprises over the past ten years:

 Government of Saskatchewan � 2009-10 Public Accounts   31

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges

Public Debt

Public debt consists of gross debt net of sinking funds and includes:

�	general debt, which is:
�	debt issued by the GRF and other government service organizations; and
�	debt issued by government service organizations and subsequently loaned to government business enterprises; and
�
government business enterprise specific debt, which is debt issued by government service organizations specifically on behalf of government business enterprises where the Government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

Public debt on the Summary Statement of Financial Position is presented net of government business enterprise specific debt.  The SFS public debt for the past ten years was as follows:

At March 31, 2010, the SFS report public debt of $5.09 billion.  Since 2000-01, public debt has declined $3.18 billion, from $8.27 billion to $5.09 billion.

At March 31, 2010, government business enterprise specific debt was $3.14 billion.  This debt is primarily held by Saskatchewan Power Corporation, SaskEnergy Incorporated and Saskatchewan Telecommunications Holding Corporation.  Government business enterprise specific debt is included in the Investment in (or net assets of) Government Business Enterprises reported on the Summary Statement of Financial Position and disclosed in schedule 3 of the SFS.  Since 2000-01, government business enterprise specific debt has remained relatively stable, increasing slightly from $2.80 billion to $3.14 billion.

32  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt and Debt Charges (continued)

Debt Charges

The Government incurs interest and other costs to service its public debt.  The amount of these costs is determined by the amount of public debt and the interest rate attached to that debt.  The average effective interest rate on gross debt during 2009-10 was 6.7 per cent.

 Government of Saskatchewan � 2009-10 Public Accounts   33

Financial Statement Discussion and Analysis

Summary Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations.  It is the difference between the SFS liabilities and its financial assets.

During 2009-10, net debt increased by $35 million.  This increase can be attributed to the SFS deficit of $409 million plus amounts invested in tangible capital assets and other non-financial assets, almost entirely offset by the $404 million reduction of net debt on April 1, 2009 for the first-time inclusion of the Boards of Education.

Since 2000-01, the net debt of the SFS has declined from $8.23 billion to $3.56 billion, as follows:

 Lower levels of net debt indicate increased flexibility over future spending.

Financial Assets

Financial assets represent the amount of resources that are available to the Government that can be converted to cash to meet obligations or fund operations.  In the past five years, the SFS financial assets were as follows:

 *  In 2009-10, primarily accounts receivable ($1.37 billion).

34   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Liabilities

Liabilities represent the obligations that the Government has to others arising from past transactions or events.  In the past five years, the SFS liabilities were as follows:

 *   In 2009-10, primarily accounts payable ($2.25 billion).

From 2005-06 to 2009-10, liabilities decreased by $228 million.  This is the net result of a $2.62 billion decrease in public debt, partially offset by a $1.59 billion increase in pension liabilities.  Information relating to public debt can be found in more detail in the public debt and debt charges section found on page 32.

The total pension liability has increased from $4.28 billion in 2005-06 to $5.87 billion in 2009-10.  The increase is due to pension costs, including interest on the pension liabilities, exceeding payments to the pension plans and retirees.  The liabilities are projected to increase until the majority of plan members are retired around 2013.  In subsequent years, the liabilities will decline as pensions are paid to retired members.

 Government of Saskatchewan � 2009-10 Public Accounts   35

Financial Statement Discussion and Analysis

Summary Financial Statements

Non-financial Assets

The 2009-10 SFS report total non-financial assets of $6.40 billion, which primarily consists of tangible capital assets.

Tangible Capital Assets

The Statement of Financial Position reports the net book value of tangible capital assets held by government service organizations and does not include the capital assets held by government business enterprises.  The capital assets held by government business enterprises are included in the Investment in (or net assets of) Government Business Enterprises reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS.  The net book value of capital assets of government service organizations in the past five years is as follows:

The net book value represents the original cost of capital assets net of accumulated amortization and any write-down in value.  The net book value of capital assets held by the Government has steadily increased over the last five years indicating an increase in the future service potential of the Government�s capital assets.

In 2009-10, amendments were made to The Education Act, 1995 such that the Boards of Education are included in the SFS for the first time.  As a result, tangible capital assets with a net book value of $1.16 billion were included in these financial statements, effective April 1, 2009.

 36   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition

Financial condition describes a government�s financial health or its ability to meet its existing financial obligations, both with respect to its service commitments to the public and its financial commitments to creditors, employees and others.  The following assessment of the Government�s financial condition considers three elements: sustainability, flexibility and vulnerability.

Sustainability

Sustainability is the degree to which a government can maintain its existing service commitments and meet its existing financial obligations without increasing its debt or tax burden relative to the economy within which it operates.

Net Debt to the Province�s Gross Domestic Product

Gross domestic product (GDP) is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy.  Net debt is the difference between a government�s liabilities and financial assets and represents the future revenue that is required to pay for past transactions and events.  Net debt as a percentage of the Province�s GDP provides a measure of the level of financial demands placed on the economy by the Government�s spending and taxation policies.  A higher ratio means the net debt of the Government is more onerous on the economy, which may not be sustainable.  Therefore, a lower net debt to GDP ratio is desired and indicates higher sustainability.

 The overall downward trend illustrated by this ratio is a result of growth in the provincial economy together with a declining net debt over the ten-year period.

 Government of Saskatchewan � 2009-10 Public Accounts 37

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Net Debt to Total Revenue

Another measure of a government�s sustainability is net debt as a percentage of total revenue.  Net debt provides a measure of the future revenue that is required to pay for past transactions and events.  A lower net debt to revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

 When expressed as a percentage of total revenue, the Government�s net debt has declined from 127.5 per cent to 31.7 per cent of total revenue since 2000-01.  The reduction in this ratio indicates that the Government�s annual revenue has been sufficient not only to pay for current transactions and events, but also to pay off a portion of past deficits.

38   Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Flexibility

Flexibility is the degree to which a government can change its debt or tax burden and still meet its existing service commitments and financial obligations.

Debt Charges to Total Revenue

A debt charges to revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay interest charges on public debt and therefore, is not available to pay for program spending.  A lower ratio means that there is more money available to provide government services.

 Over the last ten years, the interest bite has decreased due to both increased revenue and decreased interest costs.  In 2009-10, the Government spent approximately 6.9 cents of each dollar of revenue on debt charges on public debt, compared to 14.7 cents in 2000-01.  This reduction leaves more resources available to the Government to provide services without increasing its revenue.

 Government of Saskatchewan � 2009-10 Public Accounts  39

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Own-source Revenue to the Province�s Gross Domestic Product

This ratio measures the extent to which the Government is taking income out of the provincial economy, either through taxation or user fees.  An increase in this ratio indicates that the Government�s own-source revenues are growing faster than the economy, reducing the Government�s flexibility to increase revenues without slowing the growth of the provincial economy.

 Own-source revenue as a percentage of GDP has remained relatively stable over the last ten years meaning that the Government has not significantly changed its demands on the provincial economy over this time.  This indicates that the Government�s flexibility is largely unchanged over the last ten years.

40  Government of Saskatchewan � 2009-10 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Assessment of Financial Condition (continued)

Vulnerability

Vulnerability is the degree to which a government is dependent on sources of funding outside of its control or is exposed to risks that could impair its ability to meet its existing service commitments and financial obligations.

Transfers from the Federal Government to Total Revenue

The Government has no control over the amount of federal transfers that it receives each year.  Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenues.  Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its programs, making it less vulnerable.

For the past ten years, the percentage of total revenue attributable to transfers from the federal government was as follows:

 In 2009-10, 17.8 per cent of the Government�s revenue came from transfers from the federal government with the remainder coming from Saskatchewan sources.  The Government�s ability to fund essential programs and services from own-source revenues has remained fairly stable over the past several years.

 Government of Saskatchewan � 2009-10 Public Accounts 41

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government can not directly control.  These risks and uncertainties include:

�	changes in economic factors such as economic growth, commodity and non-renewable resource prices, inflation, interest rates, population growth, personal income and retail sales;
�	financial risks including interest rate risk, foreign exchange rate risk, credit risk and liquidity risk;
�	changes in transfers from the federal government;
�	utilization of Government services, such as crop insurance, health care and social services;
�	other unforeseen developments including natural and other disasters, changes in environmental liabilities and legal obligations; and
�	changes in accounting standards.

The Government has implemented strategies that limit its exposure to such risks and uncertainties.  The key component of this fiscal management plan is The Growth and Financial Security Act (the Act), legislation that provides a fiscal framework to ensure balanced budgets and the appropriate use of surplus revenues.

The Act imposes discipline into the budgetary process and reduces risk to external events by requiring annual program reviews and the tabling of balanced budgets and debt management plans, yet the fiscal framework has the flexibility to respond to sudden and rapid changes in factors beyond Government�s influence or control.  Specifically, the Act:

�	requires a four-year financial plan with balanced budgets to be prepared annually;
�	requires a four-year debt management plan to be prepared annually;
�	requires actual revenue in each fiscal year to be greater than actual expense;
�	requires deficits to be fully offset in the following fiscal year;
�
establishes the Growth and Financial Security Fund to assist in providing for financial security from year to year and to provide a source of funds available for use for promoting or enhancing the economic development of Saskatchewan;

�	requires 50 per cent of any GRF pre-transfer surplus to be transferred to the Growth and Financial Security Fund;
�	requires the remaining 50 per cent of any GRF pre-transfer surplus to be applied to the Debt Retirement Fund; and
�	contains provisions for extraordinary events, such as natural or other disasters, that lead to unanticipated spending or reduced revenues.

In addition, recognizing that Saskatchewan is heavily reliant on non-renewable resources and external events, the Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resource prices.  Government makes use of a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions to fiscal forecasts both at budget and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resource prices, are estimated on a regular basis in order to quantify the risk associated with each forecast assumption.  By understanding the size of the risk inherent in the fiscal projections, Government is better able to make sound financial decisions.

Finally, the Government requires regular fiscal updates during the fiscal year.  These updates are based on the continual monitoring of monthly financial results and current economic conditions, as well as the early identification of potential spending pressures.  The Government publishes quarterly reports that contain revised fiscal and economic forecasts so that Saskatchewan residents are well-informed as to the Government�s current fiscal position and the risks and uncertainties associated with the Government�s fiscal plan.

Risk management specific to public debt is discussed in note 3 of the GRF financial statements and note 3 of the SFS.

42  Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund Financial Statements

General Revenue Fund

Responsibility for the General Revenue Fund Financial Statements

The Government is responsible for the General Revenue Fund Financial Statements.  The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with the Government's stated accounting policies, using the Government's best estimates and judgement when appropriate.

The Provincial Auditor expresses an independent opinion on these statements.  His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the General Revenue Fund Financial Statements.  The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Rod Gantefoer

Rod Gantefoer
Minister of Finance

/s/ Doug Matthies

Doug Matthies
Deputy Minister of Finance

/s/ Terry Paton

Terry Paton
Provincial Comptroller

Regina, Saskatchewan
June 2010

 Government of Saskatchewan � 2009-10 Public Accounts   45

General Revenue Fund

Auditor�s Report

To the Members of the Legislative Assembly of Saskatchewan

These financial statements report transactions and events of the General Revenue Fund only. Significant financial activities of the Government occur outside this Fund. Readers should not use the General Revenue Fund�s financial statements to understand and assess the Government�s management of public financial affairs and resources as a whole; rather they should use the Summary Financial Statements of the Government of Saskatchewan (Summary Financial Statements).

Volume 1 of the Public Accounts includes the Summary Financial Statements. These statements report the full nature and extent of the financial affairs and resources for which the Government is responsible.

I have audited the statement of financial position of the General Revenue Fund as at March 31, 2010 and the statements of operations, accumulated deficit, change in net debt, and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

1.
The Government through the General Revenue Fund is responsible for the liabilities of several pension plans and a disability benefit plan. Notes 1 and 4 state that the pension liabilities and a disability benefit liability are not recorded in these financial statements. Canadian generally accepted accounting principles for the public sector require that the pension and disability benefit liabilities be recorded in the financial statements. Had the pension and disability benefit liabilities been recorded, liabilities and accumulated deficit would increase by $5,783 million (2009 - $5,442 million) as at March 31, 2010 and, for the year, expenses would increase by $341 million (2009 - $355 million), and surplus would decrease by the same amounts.

2.
The Government records transactions between the General Revenue Fund and the Growth and Financial Security Fund (GFSF) as revenue or expense of the General Revenue Fund. The substance of the transactions between the General Revenue Fund and the GFSF is that the amounts the General Revenue Fund owes the GFSF must be repaid by the GFSF to the General Revenue Fund. Canadian generally accepted accounting principles for the public sector do not allow the General Revenue Fund to record changes in the amount due to the GFSF as revenue or expense of the General Revenue Fund.

The financial statements show an expense (as Transfer to the GFSF) of $84 million (2009 - $985 million) and a revenue (as Transfer from the GFSF) of $341 million (2009 - $1,404 million) for a net transfer of $257 million. It is not appropriate to record an expense because the GFSF must return all amounts to the

 Government of Saskatchewan � 2009-10 Public Accounts 47

General Revenue Fund

General Revenue Fund. Also, it is not appropriate to record a revenue for it is only the amount the GFSF has returned to the General Revenue Fund in the year. Instead of recording an expense or a revenue, the financial statements should record an asset equal to the amount it owed or paid to the GFSF. Had the Government properly recorded these transactions, Total Financial Assets would increase by $958 million (2009 - $1,215 million) and accumulated deficit would decrease by the same amount as at March 31, 2010 and, for the year, the net Transfer from the GFSF and Surplus would each decrease by $257 million
(2009 - $419 million).

In my opinion, except for the effects of not recording pension and disability benefit liabilities and recording the amounts that the General Revenue Fund has paid to the GFSF as expense and revenue of the General Revenue Fund as described in the preceding paragraphs, these financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31, 2010 and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Brian Atkinson, FCA

Brian Atkinson, FCA
Acting Provincial Auditor

Regina, Saskatchewan
June 4, 2010

48   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Statement of Financial Position
As at March 31, 2010
(thousands of dollars)

	2010	2009

Financial Assets
Cash and temporary investments (note 2)	858,427	575,895
Accounts receivable (schedule 1)	855,117	915,389
Deferred charges	9,775	14,166
Loans to Crown corporations (schedule 2)	818,751	520,229
Other loans (schedule 3)	100,168	122,454
Equity investment in Crown Investments Corporation of Saskatchewan	1,051,152	1,051,152
Total Financial Assets	3,693,390	3,199,285

Liabilities
Accounts payable and accrued liabilities (schedule 4)	1,896,708	1,721,516
Deposits held (schedule 5)	396,122	594,355
Unearned revenue	75,642	76,454
Public debt
Government general debt (note 3)(schedule 6)	4,140,482	4,145,286
Crown corporation general debt (note 3)(schedule 6)	818,751	520,229
Unamortized foreign exchange gain (loss)	3,939	(10,503)
Total Liabilities	7,331,644	7,047,337
Net Debt	(3,638,254)	(3,848,052)

Non-financial Assets
Prepaid expenses	7,004	6,902
Inventories held for consumption	109,411	97,345
Tangible capital assets (schedule 9)	2,975,411	2,772,877
Total Non-financial Assets	3,091,826	2,877,124
Accumulated Deficit	(546,428)	(970,928)

Employee future benefits (note 4)
Contingencies (note 5)
Contractual obligations (note 6)
Guaranteed debt (note 5)(schedule 8)

The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan � 2009-10 Public Accounts 49

General Revenue Fund

Statement of Operations
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Budget	Actual	Actual

Revenue
Taxation	4,458,900	4,732,273	4,430,995
Non-renewable resources	3,368,900	1,910,624	4,612,408
Transfers from Government entities	776,900	1,249,096	851,216
Other own-source revenue	598,400	770,432	721,489
Transfers from the federal government	1,457,700	1,604,033	1,708,964
Total Revenue (schedule 10)	10,660,800	10,266,458	12,325,072
Expense
Ministries and Agencies
Advanced Education, Employment and Labour	840,020	866,110	893,291
Agriculture	483,444	373,246	424,396
Corrections, Public Safety and Policing	324,014	340,314	315,083
Crown Investments Corporation of Saskatchewan	-	-	240,000
Education	1,379,235	1,334,346	1,307,461
Energy and Resources	42,888	40,546	37,946
Enterprise and Innovation	22,133	22,497	54,618
Enterprise Saskatchewan	47,305	45,406	6,087
Environment	200,380	172,304	177,129
Executive Council	9,057	8,478	8,293
Finance	329,392	326,558	290,832
Finance Debt Servicing (schedule 11)	502,500	479,962	520,181
First Nations and M�tis Relations	87,585	86,842	86,526
Government Services	14,884	15,215	12,738
Government Services - commercial operations (schedule 12)	-	82,030	81,180
Health	4,075,223	3,934,231	3,976,241
Highways and Infrastructure	436,990	418,279	482,400
Highways and Infrastructure - commercial operations (schedule 12)	-	3,281	2,892
Information Technology Office	7,091	11,834	5,384
Information Technology Office - commercial operations (schedule 12)	-	1,574	1,630
Intergovernmental Affairs	4,014	3,295	3,519
Justice and Attorney General	142,275	145,293	135,648
Municipal Affairs	339,697	409,956	397,388
Office of the Provincial Secretary	5,024	4,879	4,401
Public Service Commission	38,085	50,229	35,182
Saskatchewan Research Council	15,016	15,016	12,082
Social Services	722,760	740,087	676,604
Tourism, Parks, Culture and Sport	139,180	129,703	130,726
Legislative Assembly and its Officers
Chief Electoral Officer	1,179	1,679	1,166
Children's Advocate	1,621	1,628	1,529
Conflict of Interest Commissioner	151	143	145
Information and Privacy Commissioner	927	874	812
Legislative Assembly	23,662	23,295	22,429
Ombudsman	2,195	2,152	2,085
Provincial Auditor	7,459	7,471	7,115
Total Expense (schedules 13 and 14)	10,245,386	10,098,753	10,355,139
Pre-transfer Surplus	415,414	167,705	1,969,933
Transfer to the Growth and Financial Security Fund	(207,707)	(83,853)	(984,967)
Transfer from the Growth and Financial Security Fund	216,793	340,648	1,403,897
Surplus	424,500	424,500	2,388,863

The accompanying notes and schedules are an integral part of these financial statements.

50   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Statement of Accumulated Deficit
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Budget	Actual	Actual

Accumulated deficit, beginning of year	(970,928)	(970,928)	(3,359,791)
Surplus	424,500	424,500	2,388,863
Accumulated Deficit, End of Year	(546,428)	(546,428)	(970,928)

Statement of Change in Net Debt
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Budget	Actual	Actual

Surplus	424,500	424,500	2,388,863

Tangible Capital Assets
Acquisitions (schedule 9)	(473,563)	(388,541)	(349,349)
Amortization (schedule 9)	159,618	160,175	151,521
Net (gain) loss on disposal	-	(13,284)	5,153
Proceeds on disposal	8,000	40,332	7,082
Write downs (schedule 9)	-	180	11,026
Net Acquisition of Tangible Capital Assets	(305,945)	(201,138)	(174,567)

Other Non-financial Assets
Net acquisition of prepaid expenses	-	(102)	(217)
Net acquisition of inventories held for consumption	-	(12,066)	(12,076)
Net Acquisition of Other Non-financial Assets	-	(12,168)	(12,293)

Decrease in net debt	118,555	211,194	2,202,003
Net debt, beginning of year	(3,848,052)	(3,848,052)	(6,048,714)
Transfers from government organizations	-	(1,396)	(1,341)
Net Debt, End of Year	(3,729,497)	(3,638,254)	(3,848,052)

The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan � 2009-10 Public Accounts 51

General Revenue Fund

Statement of Cash Flow
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Operating Activities
Surplus	424,500	2,388,863
Non-cash items included in surplus (schedule 15)	(10,122)	94,061
Net change in non-cash operating activities (schedule 16)	226,875	(114,537)
Cash Provided by Operating Activities	641,253	2,368,387

Capital Activities
Acquisition of tangible capital assets (schedule 9)	(388,541)	(349,349)
Proceeds on disposal of tangible capital assets	40,332	7,082
Cash Used for Capital Activities	(348,209)	(342,267)

Investing Activities
Loan advances	(352,586)	(376,804)
Loan repayments	114,977	332,835
Sinking funds
Contributions for general debt	(64,558)	(1,913,015)
Contributions received for Crown corporation general debt	4,644	20,261
Redemptions for general debt	892,655	81,635
Redemptions disbursed for Crown corporation general debt	(48,993)	(32,793)
Equity investment in Crown Investments Corporation of Saskatchewan	-	130,000
Cash Provided by (Used for) Investing Activities (schedule 17)	546,139	(1,757,881)

Financing Activities
Proceeds from general debt	508,629	32,005
Repayment of general debt	(867,047)	(754,791)
(Decrease) increase in deposits held	(198,233)	208,967
Cash Used for Financing Activities	(556,651)	(513,819)

Increase (Decrease) in Cash and Temporary Investments	282,532	(245,580)
Cash and temporary investments, beginning of year	575,895	821,475
Cash and Temporary Investments, End of Year	858,427	575,895

Supplemental information:

Cash interest paid during the year	495,587	520,836
Cash interest received during the year	159,001	122,434
The accompanying notes and schedules are an integral part of these financial statements.

52   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Notes to the Financial Statements
As at March 31, 2010

1.  Significant Accounting Policies

Basis of accounting

These financial statements are prepared in accordance with generally accepted accounting principles for the public sector, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, with the following exceptions:

�	transfers to and from the Growth and Financial Security Fund are included in the determination of surplus for the year; and
�
pension liabilities and a disability benefit liability are not recorded in the financial statements.  The General Revenue Fund accounts for defined benefit pension plans and a disability benefit plan on a cash basis.

Reporting entity

The General Revenue Fund is the general fund which receives all revenues unless otherwise specified by law.  Spending from the General Revenue Fund is appropriated by the Legislative Assembly.

Other government entities such as special purpose funds, government business enterprises, and other Crown corporations and agencies report separately in other financial statements.  Only financial transactions to or from these other entities are included in the General Revenue Fund.  The net expenses/recoveries for revolving funds� operations are charged to expense.

Government business enterprises are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity.

The Government�s Summary financial statements, which include the financial activities of the General Revenue Fund and other government entities, are provided separately.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of general debt and related derivative instruments.  They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans to Crown corporations and Other loans generally have fixed repayment terms and are interest bearing.  Promissory notes issued by Crown corporations are recorded at par; all other loans are recorded at cost.  Loans to Crown corporations are presented net of amounts Crown corporations have contributed to sinking funds and net of government business enterprise specific debt.

Equity investment in Crown Investments Corporation of Saskatchewan is an advance to the corporation to form its equity capitalization and is recorded at cost.

Where there has been a loss in value that is other than a temporary decline, loans and equity investments are written down to recognize the loss.

Liabilities

Liabilities are present obligations to individuals and organizations outside of the General Revenue Fund arising from transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement.  They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future, where payment has been received.

Unearned revenue consists mainly of revenue for Crown mineral leases and motor vehicle fees that will be earned in a subsequent fiscal year.

 Government of Saskatchewan � 2009-10 Public Accounts 53

General Revenue Fund

Notes to the Financial Statements

1.  Significant Accounting Policies (continued)

Public debt is recorded at par and is comprised of:

・	Government general debt which is debt issued by the General Revenue Fund to fund government spending;
・	Crown corporation general debt which is debt issued by the General Revenue Fund and subsequently loaned to a Crown corporation; and
・
Government business enterprise specific debt which is debt issued by the General Revenue Fund specifically on behalf of government business enterprises where the government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.  Government business enterprises for which the government issues debt specifically are listed in schedule 6.

On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt.  Debt servicing costs on the Statement of Operations are presented net of reimbursements of interest for government business enterprise specific debt.

Certain debenture issues require contributions to a sinking fund.  These obligations are recorded at principal less sinking fund balances where applicable.  The General Revenue Fund is reimbursed by Crown corporations for all sinking fund contributions made on debt incurred on their behalf.  Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs incurred on general debt are recorded as deferred charges.  Discounts, premiums and commissions on government business enterprise specific debt are netted against reimbursements by these entities.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from conversion of general debt and sinking fund investments held in a foreign currency to the Canadian dollar equivalent at March 31. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue.  Realized foreign exchange gains and losses resulting from general debt transactions are included in debt servicing costs.

Guaranteed debt includes guarantees by the Minister of Finance made through specific agreements or legislation to pay all or part of the principal and/or interest on a debt obligation in the event of default by the borrower.  Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur.  The amount of the loss provision represents the best estimate of future payments net of recoveries.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost which includes all amounts directly attributable to the acquisition, construction, development or betterment of the asset but does not include interest.  Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis.  For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue.  Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis, except for costs related to defined benefit pension plans and a disability benefit plan which are recorded on the cash basis.  Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

54  Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Notes to the Financial Statements

1.  Significant Accounting Policies (continued)

Measurement uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements.  Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty that may be material to these financial statements exists:

�	in corporate and individual income tax revenue totalling $2,772.3 million (2009 - $2,436.2 million) because final tax assessments may differ from initial estimates on which cash payments are based;
�	in oil and natural gas non-renewable resource revenue totalling $1,334.7 million (2009 - $1,742.0 million) because of price and production sensitivities in the royalty revenue structures;
�	in potash non-renewable resource revenue totaling $(183.9) million (2009 - $1,364.5 million) because actual operating profits may differ from initial estimates;
�
in the Canada Health Transfer and Canada Social Transfer revenue totalling $1,154.2 million (2009 - $1,161.8 million) because of changes in the economic and demographic conditions in the Province and the country;

�	in agricultural income stability programs expense of $131.4 million (2009 - $111.1 million) because of revisions to farm income forecasts; and
�	in the disclosure of liabilities for defined benefit pension plans of $5,760.7 million (2009 - $5,416.7 million - restated) because actual experience may differ from actuarial estimations.

While best estimates are used to report items, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2.  Temporary Investments

The temporary investments are recorded at $782.9 million (2009 - $895.7 million), consist of investment grade money market securities and are generally for less than 30 days.  Due to the short-term nature, market value approximates cost.

3.  Risk Management of Public Debt

Funds are borrowed in both domestic and foreign capital markets by issuing Government of Saskatchewan securities.  This borrowing activity finances Government operations and the activities of Crown corporations.  These transactions result in exposure to four types of risk:  interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, a preference for fixed rate Canadian dollar denominated debt is maintained.  Where market conditions dictate that other forms of debt are more attractive, opportunities are identified to use derivative financial instruments to reduce these risks.  A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that debt servicing costs will increase due to changes in interest rates.  This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds.  Opportunities are sought to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps.  There are interest rate swaps on a notional value of debt of $66.0 million (2009 - $66.0 million).  At March 31, 2010, 85.6 per cent (2009 - 88.0 per cent) of the gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Gross debt includes floating rate debt of $1,535.5 million (2009 - $1,330.4 million).  A one percentage point increase in interest rates would decrease the surplus by $13.7 million in 2010-11.

Foreign exchange rate risk is the risk that debt servicing costs will increase due to a decline in the value of the Canadian dollar relative to other currencies.  This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, opportunities are sought to effectively convert it into Canadian dollar debt through the use of a cross currency swap.  At March 31, 2010, 97.4 per cent (2009 - 96.9 per cent) of the gross debt is effectively denominated in Canadian dollars.  A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2010 level would have an insignificant effect on debt and debt servicing costs.

 Government of Saskatchewan � 2009-10 Public Accounts    55

General Revenue Fund

Notes to the Financial Statements

3.  Risk Management of Public Debt (continued)

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

�	debentures totalling 1,225.0 million U.S. dollars (2009 - 1,225.0 million) fully hedged to $1,619.3 million Canadian
(2009 - $1,619.3 million);
�	debentures totalling 300.0 million Swiss francs (2009 - 300.0 million) fully hedged to $274.7 million Canadian
   (2009 - $274.7 million); and
�	interest payments on debentures of 275.0 million U.S. dollars (2009 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2009 - 1.2325).

In total, there are cross currency swaps on a notional value of debt of $2,507.5 million (2009 - $2,507.5 million).  The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract.  This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis.  At March 31, 2010, 100 per cent (2009 - 100 per cent) of counterparties held a Standard and Poor�s credit rating of A or higher.

Liquidity risk is a risk that financial commitments will not be met over the short term.  This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

4.  Employee Future Benefits

Pension Plans

The Government sponsors several defined benefit pension plans and a defined contribution pension plan.

Pension fund assets of government-sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short-term monetary items.  The investment in Government of Saskatchewan securities is insignificant for all plans.

Defined benefit plans

Defined benefit plans provide benefits based on length of service and pensionable earnings.  A typical defined benefit plan provides pensions equal to 2.0 per cent of a member�s average five years highest salary, multiplied by the years of service to a maximum of 35 years.  Members contribute a percentage of salary, which may vary based on age, to their plan.  Pensions and contribution rates are integrated with the Canada Pension Plan.

The two main plans are the Teachers� Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP).  Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.  Obligations for allowances payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA) are part of the General Revenue Fund.

Actuarial valuations are performed at least triennially.  An actuary extrapolates these valuations when a valuation is not done in the current fiscal year.  Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality.  These assumptions reflect estimates of expected long-term rates and short-term forecasts.  Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services.  Pension fund assets are valued at market related values based on actual market values averaged over a four-year period.  In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

The Government is required to match member current service contributions for all plans except the PSSP and Judges.  Separate pension funds are maintained for all plans except the PSSP and the MLA.  The PSSP member contributions are deposited into the General Revenue Fund.  All pension obligations arising under the PSSP and the MLA are paid from the General Revenue Fund.

56   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Notes to the Financial Statements

4.  Employee Future Benefits (continued)

Information on the defined benefit plans is as follows:

	2010				2009
	TSP	PSSP	Others	Total	Total
					(Restated)

Plan status	closed	closed	closed1	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.002	5.00-9.002	n/a	n/a
Number of active members	1,895	891	56	2,842	3,321
Average age of active members (years)	56.2	55.4	57.3	56.0	55.0
Number of former members entitled to deferred
pension benefits	4,652	117	10	4,779	4,896
Number of superannuates and surviving spouses	11,026	5,693	2,301	19,020	18,864
Actuarial valuation date	June 30/09	Dec. 31/08	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50	3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.60	n/a	5.75-6.15	n/a	n/a
Discount rate (percentage)	4.80	4.90	4.50-5.10	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.50	n/a	n/a
Expected average remaining service life (years)	4.0	1.5	1.5-7.9	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	80	70	70-75	n/a	n/a
1   Judges is open to new membership; all other plans are closed.
2	Contribution rate varies based on age upon joining the plan.

Based on the latest actuarial valuations, extrapolated to March 31, 2010, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

(thousands of dollars)	2010				2009
	TSP1	PSSP	Others	Total	Total
Accrued benefit obligation,					(Restated)
beginning of year	5,040,014	1,855,981	320,152	7,216,147	7,185,236
Current period benefit cost	42,422	12,269	4,605	59,296	65,790
Plan amendment	-	-	(173)	(173)	2,339
Interest cost	261,120	94,804	15,221	371,145	373,178
Actuarial losses	122,643	52,792	5,491	180,926	25,994
Benefit payments	(314,150)	(117,196)	(22,136)	(453,482)	(436,390)
Accrued Benefit Obligation, End of Year	5,152,049	1,898,650	323,160	7,373,859	7,216,147
Plan assets, beginning of year	1,289,407	-	197,483	1,486,890	1,636,657
Employer contributions	53,527	114,078	5,771	173,376	167,192
Employee contributions	11,191	3,118	531	14,840	17,309
Return on plan assets	81,495	-	7,944	89,439	99,054
Actuarial gains	52,688	-	5,667	58,355	3,068
Benefit payments	(314,150)	(117,196)	(22,136)	(453,482)	(436,390)
Plan Assets, End of Year2	1,174,158	-	195,260	1,369,418	1,486,890
	3,977,891	1,898,650	127,900	6,004,441	5,729,257
Unamortized estimation adjustments3	(172,364)	(65,801)	(5,537)	(243,702)	(312,602)
Total Pension Liabilities4	3,805,527	1,832,849	122,363	5,760,739	5,416,655

1	The TSP had an actual rate of return on plan assets of 15.0 per cent (2009 - negative 12.9 per cent).
2
At March 31, 2010, the market value of plan investments was $1,233.1 million (2009 - $1,328.6 million).  Of this amount 42.9 per cent (2009 - 42.5 per cent) was invested in fixed income securities and 47.7 per cent (2009 - 42.2 per cent) in equity investments.

3
Unamortized estimation adjustments are amortized against the net obligation over periods ranging from 3.7 to 4.7 years for the TSP, from 1.5 to 3.9 years for the PSSP, and from 1.5 to 10 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.

4
Changes in assumptions can result in significantly higher or lower estimates of pension liabilities.  A one percentage point decrease in the discount rate would result in a $629.5 million and $220.2 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $519.3 million and $184.2 million decrease in the pension liabilities for the TSP and the PSSP respectively.

 Government of Saskatchewan � 2009-10 Public Accounts   57

General Revenue Fund

Notes to the Financial Statements

4.  Employee Future Benefits (continued)

Defined contribution plans

Defined contribution plans provide pensions based on accumulated contributions and investment earnings.  Employees contribute a percentage of salary.

The Government sponsors the Public Employees Pension Plan (PEPP), a multi-employer defined contribution plan.  Employers are required to provide contributions at specific rates for employee current service.  The General Revenue Fund has fully funded its share of contributions. The General Revenue Fund also contributes to the Saskatchewan Teachers� Retirement Plan (STRP), sponsored by the Saskatchewan Teachers� Federation.

Information on the defined contribution plans to which the General Revenue Fund contributes is as follows:

	2010			2009
	PEPP	STRP�	Total	Total

Plan status	open	n/a	n/a	n/a
Member contribution rate (percentage of salary)	5.00-9.002	n/a	n/a	n/a
Government contribution rate (percentage of salary)	6.00-9.002	n/a	n/a	n/a
Number of active members, all employers	28,801	n/a	28,801	31,532
General Revenue Fund participation
Number of active members	14,373	n/a	14,373	16,542
Member contributions (thousands of dollars)	52,023	n/a	52,023	47,756
Government contributions (thousands of dollars)	56,817	54,992	111,809	97,773

1   The STRP is a contributory defined benefit pension plan.  The Government contributes an amount which is set through provincial negotiations.
2	Contribution rate varies based on employee group.

Pension expense

Pensions are accounted for on a cash basis.  The pension liabilities are not recorded in the financial statements.

(thousands of dollars)	2010	2009
		(Restated)

Defined benefit plans	173,376	167,192
Defined contribution plans	111,809	97,773
Total Pension Expense	285,185	264,965

Other Employee Future Benefits

The Government provides long-term disability benefits to members of the TSP.  The disability benefit plan liability of $22.6 million (2009 - $25.7 million) is not recorded in the financial statements.  The benefit expense on a cash basis is $5.4 million (2009 � $5.7 million).

5.  Contingencies

Guaranteed debt

The Minister of Finance has guaranteed the debt of others of $17.1 million (2009 - $20.3 million).  Schedule 8 provides a listing of guaranteed debt.

Lawsuits

Up to $35.9 million may be paid depending on the outcome of lawsuits in progress.

58   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Notes to the Financial Statements

6.  Contractual Obligations

Significant contractual obligations include:

�	contracts for highway improvement, $258.1 million over four years;
�	construction contracts, $20.3 million over five years;
�	aerial fleet renewal for fire suppression, $15.8 million over two years;
�	Building Communities Program agreements, $20.5 million over two years;
�	computer service agreements, $44.7 million over five years;
�
treaty land entitlement agreements valued at approximately $10.3 million over four years; rural municipality and school division tax loss compensation of approximately $13.3 million as land achieves reserve status over the course of the agreements;

�	research and development projects for agriculture technology and opportunities in the agri-food industry including agricultural programs administrative funding, $26.2 million over five years;
�	Saskatchewan Association of Rehabilitation Centres for beverage container collection and recycling, $17.7 million;
�	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy, $17.8 million over six years;
�	Go Green environmental projects, $14.0 million over five years; and
�	operating and capital lease obligations as follows:

(thousands of dollars)	Operating	Capital
Future minimum lease payments
2010-11	37,310	13,064
2011-12	32,618	9,533
2012-13	28,456	6,773
2013-14	24,546	1,838
2014-15	20,008	1,343
Thereafter	53,041	4,800
	195,979	37,351
Interest and executory costs	-	(16,633)
Total Lease Obligations	195,979	20,718

7.  Related Party Transactions

Included in these financial statements are transactions with various Saskatchewan Crown corporations, agencies, boards, and commissions related to the General Revenue Fund by virtue of common control by the Government of Saskatchewan.

Transactions include transfers to related parties of $4,534.2 million (2009 - $3,735.1 million).

Routine operating transactions with related parties are recorded at the rates charged by those organizations and are settled on normal trade terms.  These transactions include:

�	payments to Saskatchewan Telecommunications Holding Corporation of approximately $21.9 million (2009 - $26.2 million); and
�
taxation and non-renewable resource revenue received from related parties during 2009-10 of approximately $92.9 million (2008-09 - $88.5 million).  In addition, Saskatchewan Provincial Sales Tax and Fuel Tax are received from related parties on all taxable purchases.

Amounts due to or from related parties are described separately in these financial statements.

 Government of Saskatchewan � 2009-10 Public Accounts   59

General Revenue Fund

Notes to the Financial Statements

8.  Trust Funds

Trust assets are administered but not owned by the Government and the Government has no equity in the funds.

Trust fund assets held and administered by the General Revenue Fund are as follows:

(thousands of dollars)	2010	2009

Pension plans	7,367,998	6,781,544
Public Guardian and Trustee of Saskatchewan	152,540	140,575
Other	51,707	45,917
Total Trust Fund Assets1	7,572,245	6,968,036

1	Amounts are based on the latest financial statements of the funds closest to March 31, 2010, where available.

9.  Debt Retirement Fund

This fund was established pursuant to The Growth and Financial Security Act and is an accounting of the surpluses of the General Revenue Fund commencing April 1, 2008.

(thousands of dollars)	Budget	Actual

Debt Retirement Fund, beginning of year	2,388,863	2,388,863
Surplus for the year	424,500	424,500
Debt Retirement Fund, End of Year	2,813,363	2,813,363

10.  Comparative Figures

Certain of the 2009 figures have been reclassified to conform with the current year presentation.  With regard to expenses, the figures are reported on the same basis as the Estimates for the prior year.

60  Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Accounts Receivable				Schedule 1
As at March 31, 2010
(thousands of dollars)

			2010	2009

Taxation			186,825	186,478
Non-renewable resources			223,969	405,862
Transfers from Government entities			139,336	135,155
Other own-source revenue			109,872	90,096
Transfers from the federal government			182,126	95,477
Other			73,548	59,409
			915,676	972,477
Provision for loss			(60,559)	(57,088)
Total Accounts Receivable1			855,117	915,389
1 Accounts receivable include $176.6 million due from related parties (2009 - $147.4 million).

Loans to Crown Corporations				Schedule 2
As at March 31, 2010
(thousands of dollars)

			2010	2009
Promissory Notes
Municipal Financing Corporation of Saskatchewan			6,356	1,062
Saskatchewan Opportunities Corporation			11,099	13,859
Saskatchewan Power Corporation			300,000	40,000
Saskatchewan Telecommunications Holding Corporation			29,500	28,900
Saskatchewan Water Corporation			23,675	17,876
SaskEnergy Incorporated			85,000	52,500
Total Promissory Notes			455,630	154,197

	Principal	Sinking
	Outstanding	Fund Equity
Long-term Loans		(schedule 7)
Information Services Corporation of Saskatchewan	13,547	-	13,547	13,547
Saskatchewan Crop Insurance Corporation	-	-	-	2,053
Saskatchewan Housing Corporation	52,004	(20,355)	31,649	33,212
Saskatchewan Opportunities Corporation	23,684	(247)	23,437	23,684
Saskatchewan Power Corporation	100,000	(1,047)	98,953	100,000
Saskatchewan Water Corporation	30,800	(3,502)	27,298	23,536
SaskEnergy Incorporated	170,000	(1,763)	168,237	170,000
Total Long-term Loans	390,035	(26,914)	363,121	366,032
Total Loans to Crown Corporations1			818,751	520,229
1 Loans to Crown corporations are presented net of government business enterprise specific debt of $3,033.4 million (2009 - $3,036.0 million) (schedule 6).

 Government of Saskatchewan � 2009-10 Public Accounts  61

General Revenue Fund

Other Loans				Schedule 3
As at March 31, 2010
(thousands of dollars)

	2010		2009
Advanced Education, Employment and Labour
Saskatchewan Student Aid Fund		80,004		94,904

Agriculture
Agricultural Credit Corporation of Saskatchewan		6,150		7,750
Short-term hog loans	15,017		16,280
Provision for loss	(11,924)	3,093	(8,734)	7,546

Enterprise and Innovation
Economic development loans	9,525		10,714
Provision for loss	(2,626)	6,899	(2,861)	7,853

First Nations and M�tis Relations
Economic development loans	2,817		3,393
Provision for loss	(1,952)	865	(1,763)	1,630

Other		3,157		2,771
Total Other Loans		100,168		122,454

62   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Accounts Payable and Accrued Liabilities		Schedule 4
As at March 31, 2010
(thousands of dollars)

	2010	2009

Salaries and benefits	84,730	77,713
Transfers
Capital	326,814	323,721
Operating	317,021	358,615
Goods and services	82,394	89,255
Accrued interest	111,631	131,646
Transfers to the federal government	149,019	163,089
Equalization and Canada Health and Social Transfer repayable to the federal
government	275,000	304,276
Tangible capital assets	84,415	77,988
Other	465,684	195,213
Total Accounts Payable and Accrued Liabilities1	1,896,708	1,721,516
1 Includes $707.1 million payable to related parties (2009 - $222.9 million) and $426.1 million payable to the federal government (2009 - $475.1 million).

Deposits Held		Schedule 5
As at March 31, 2010
(thousands of dollars)

	2010	2009
Deposits held on behalf of government entities and others
Cattle Marketing Deductions Fund	5,455	6,285
Crop Reinsurance Fund of Saskatchewan	38,308	-
Enterprise Saskatchewan	24,639	14,515
Extended Health Care Plans	15,255	14,647
Liquor and Gaming Authority	44,094	45,330
New Crops Insurance Program	6,537	6,507
Public Employees' Dental Plan	29,397	24,587
Public Employees' Pension Plan	7,392	6,835
Queen's Bench Court Accounts	8,931	8,517
Saskatchewan Agricultural Stabilization Fund	18,059	12,186
Saskatchewan Apprenticeship and Trade Certification Commission	4,557	5,220
Saskatchewan Crop Insurance Corporation	54,826	328,299
Saskatchewan Financial Services Commission Fund	8,729	-
Saskatchewan Health Information Network	29,868	13,894
Saskatchewan Student Aid Fund	20,655	32,188
School Division Tax Loss Compensation Fund	7,190	6,974
Teachers' Superannuation Commission	3,887	4,002
Transportation Partnerships Fund	6,305	6,785
Other	43,640	35,507
Conditional receipts	18,398	22,077
Total Deposits Held	396,122	594,355

 Government of Saskatchewan � 2009-10 Public Accounts   63

General Revenue Fund

Public Debt						Schedule 6
As at March 31, 2010
(thousands of dollars)

	2010			2009
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific	Public	General	Specific	Public
	Debt 1	Debt1	Debt	Debt 1	Debt 1	Debt

Government	4,140,482	-	4,140,482	4,145,286	-	4,145,286

Crown Corporation
Information Services Corporation of
Saskatchewan	13,547	-	13,547	13,547	-	13,547
Municipal Financing Corporation of
Saskatchewan	6,356	90,154	96,510	1,062	37,266	38,328
Saskatchewan Crop Insurance Corporation	-	-	-	2,053	-	2,053
Saskatchewan Gaming Corporation	-	6,000	6,000	-	-	-
Saskatchewan Housing Corporation	31,649	-	31,649	33,212	-	33,212
Saskatchewan Opportunities Corporation	34,536	-	34,536	37,543	-	37,543
Saskatchewan Power Corporation	398,953	2,117,440	2,516,393	140,000	2,157,215	2,297,215
Saskatchewan Telecommunications
Holding Corporation	29,500	255,616	285,116	28,900	262,468	291,368
Saskatchewan Water Corporation	50,973	-	50,973	41,412	-	41,412
SaskEnergy Incorporated	253,237	564,207	817,444	222,500	579,092	801,592
Total Crown Corporation �	818,751	3,033,417	3,852,168	520,229	3,036,041	3,556,270
Public Debt 3 4	4,959,233	3,033,417	7,992,650	4,665,515	3,036,041	7,701,556

1	General debt and government business enterprise specific debt are net of sinking funds.

2	On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt of $3,033.4 million (2009 - $3,036.0 million).

3
Public debt repayable in U.S. dollars of 53.8 million (2009 � 64.2 million) has been restated to $54.6 million Canadian (2009 - $80.9 million) at the exchange rate in effect at March 31, 2010 of 1.0156 (2009 - 1.2602).

Public debt is comprised of gross debt net of sinking funds as follows:
	2010
	Gross	Sinking	Public
	Debta	Funds	Debt
		(schedule 7)

Government	6,427,008	(2,286,526)	4,140,482
Crown Corporation
Information Services Corporation of Saskatchewan	13,547	-	13,547
Municipal Financing Corporation of Saskatchewan	97,660	(1,150)	96,510
Saskatchewan Gaming Corporation	6,000	-	6,000
Saskatchewan Housing Corporation	52,004	(20,355)	31,649
Saskatchewan Opportunities Corporation	34,783	(247)	34,536
Saskatchewan Power Corporation	2,772,265	(255,872)	2,516,393
Saskatchewan Telecommunications Holding Corporation	356,100	(70,984)	285,116
Saskatchewan Water Corporation	54,475	(3,502)	50,973
SaskEnergy Incorporated	876,183	(58,739)	817,444
Total Crown Corporation	4,263,017	(410,849)	3,852,168
Public Debt	10,690,025	(2,697,375)	7,992,650
a	The average effective interest rate on gross debt during 2009-10 was 6.6 per cent (2008-09 - 6.8 per cent), and includes the impact of foreign exchange and the amortization of any premiums and discounts associated with the debentures. The average term to maturity of gross debt outstanding at March 31, 2010 is 11.5 years (2009 - 12.0 years).

64  Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Public Debt (continued)	Schedule 6

4	Debt principal payment requirements in each of the next five years and thereafter are as follows:

	2010	2009

Year of Maturity

Short-term promissory notes	650,000	154,197
2009-10	-	932,763
2010-11	649,074	649,250
2011-12	260,706	261,646
2012-13	1,161,548	1,162,942
2013-14	840,109	803,363
2014-15	898,882	-
6-10 years	1,246,072	1,983,628
Thereafter	4,983,634	5,118,004
Gross Debta	10,690,025	11,065,793
Sinking Funds	(2,697,375)	(3,364,237)
Public Debt	7,992,650	7,701,556
a
Gross debt includes debentures of $104.5 million (2009 - $130.5 million) that provide the holder with a choice of dates on which the debt matures.  The year of maturity reflects the earliest possible date of maturity rather than maximum term to maturity.

Gross debt includes Canada Pension Plan debentures of $745.1 million (2009 - $745.1 million).  These debentures are callable in whole or in part before maturity at the option of the Minister of Finance of  Saskatchewan.

 Government of Saskatchewan � 2009-10 Public Accounts   65

General Revenue Fund

Sinking Funds						Schedule 7
As at March 31, 2010
(thousands of dollars)

	2009	2010
	Sinking				Currency	Sinking
	Funds	Contributions 1	Earnings 2	Redemptions 3	Adjustment	Funds

Government	2,963,931	59,914	158,655	(843,662)	(52,312)	2,286,526

Crown Corporation
Municipal Financing Corporation of Saskatchewan	764	332	54	-	-	1,150
Saskatchewan Crop Insurance Corporation	47,947	-	1,046	(48,993)	-	-
Saskatchewan Housing Corporation	18,792	520	1,043	-	-	20,355
Saskatchewan Opportunities Corporation	-	237	10	-	-	247
Saskatchewan Power Corporation	218,273	24,723	12,876	-	-	255,872
Saskatchewan Telecommunications Holding
Corporation	64,132	3,266	3,586	-	-	70,984
Saskatchewan Water Corporation	2,171	1,187	144	-	-	3,502
SaskEnergy Incorporated	48,227	7,582	2,930	-	-	58,739
Total Crown Corporation	400,306	37,847	21,689	(48,993)	-	410,849

Total Sinking Funds4	3,364,237	97,761	180,344	(892,655)	(52,312)	2,697,375

1
Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding.  The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification are as follows:

	2011	2012	2013	2014	2015	Thereafter	Total
Government general debt	54,570	54,570	44,216	44,216	37,830	327,466	562,868
Crown corporation general debt	3,715	3,715	3,715	3,715	3,215	55,973	74,048
Government business enterprise
specific debt	31,834	31,834	31,334	31,334	30,312	447,602	604,250
Total Sinking Fund Contributionsa	90,119	90,119	79,265	79,265	71,357	831,041	1,241,166
	a	Each year includes contributions of 1.0 million U.S. dollars.
2	Sinking fund earnings include gains on investment sales of $67.9 million (2009 - $21.3 million).
3	The redemption value is based on the market value of the sinking fund units at the date of redemption.
4	The market value of sinking funds at March 31, 2010 is $2,701.8 million (2009 - $3,405.6 million).

Total sinking funds by debt classification is as follows:

	2009	2010
	Sinking				Currency	Sinking
	Funds	Contributions	Earnings	Redemptions	Adjustment	Funds

Government general debt	2,963,931	59,914	158,655	(843,662)	(52,312)	2,286,526
Crown corporation general debt	68,910	4,644	2,353	(48,993)	-	26,914
Total Sinking Funds of General Debt	3,032,841	64,558	161,008	(892,655)	(52,312)	2,313,440
Government business enterprise specific debt	331,396	33,203	19,336	-	-	383,935
Total Sinking Funds	3,364,237	97,761	180,344	(892,655)	(52,312)	2,697,375

Sinking fund assets have been invested as follows:

	2010	2009
Long-term Investments in securities of:
Government of Saskatchewan, coupon interest range 0.0% to 10.3%; maturing in 3.2 to 30.2 years	469,604	526,574
Government of Canada, coupon interest range 3.0% to 5.0%; maturing in 2.7 to 31.2 years	464,899	148,606
Other provincial governments, coupon interest range 0.0% to 10.0%; maturing in 2.9 to 39.9 years	1,165,580	1,563,200
Corporations, coupon interest 5.0%; maturing in 3.6 years	10,680	168,027
Government of the United States, coupon interest range 3.6% to 4.5%; maturing in 9.9 to 29.6 years	24,648	31,639
Cash, short-term investments and accrued interesta	561,964	926,191
Total Sinking Fundsb	2,697,375	3,364,237

a	Cash, short-term investments and accrued interest are disclosed net of $0.6 million (2009 - $0.8 million) in liabilities.

b
Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $224.7 million Canadian (2009 - $265.7 million) at the exchange rate in effect at March 31, 2010 of 1.0156 (2009 - 1.2602).

66  Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Guaranteed Debt		Schedule 8
As at March 31, 2010
(thousands of dollars)

	2010	2009

The Economic and Co-operative Development Act
Vanguard Inc.	-	1,250
The Farm Financial Stability Act
Breeder associations loan guarantees	9,095	10,545
Feeder associations loan guarantees	5,778	6,101
Feedlot construction loan guarantees	2,107	1,453
Individual cattle feeder loan guarantees	23	37
The Student Assistance and Student Aid Fund Act	37	26
	17,040	19,412
Crown Corporation Guaranteed Debt	18	893
Total Guaranteed Debt 1	17,058	20,305

1	In addition to the amount shown, there is a contingent liability for interest accrued on certain of these items.

Total guaranteed debt is net of a loss provision of $0.3 million (2009 - $0.6 million).

Breeder and Feeder Associations

The Government provides guarantees to lenders who make loans to production associations.  The Government guarantees repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee.  Guarantees for each cattle association are limited to $6 million under the breeder option.  Guarantees for each bison association are limited to $6 million under both the breeder and feeder options.  Guarantees for each sheep association are limited to $4 million under both the breeder and feeder options.

 Government of Saskatchewan � 2009-10 Public Accounts   67

General Revenue Fund

Tangible Capital Assets							Schedule 9
As at March 31, 2010
(thousands of dollars)

	2010						2009
	Land,	Machinery	Trans-	Office &
	Buildings &	&	portation	Information	Infra-
	Improvements	Equipment	Equipment	Technology	structure	Total	Total
	15 years-
Estimated useful life	Indefinite	10-20 years	10-40 years	5-10 years	15-40 years

Opening Net Book Value of
Tangible Capital Assets 1	746,611	88,013	181,228	29,172	1,727,853	2,772,877	2,596,969

Opening cost	1,120,256	149,467	258,944	92,252	3,364,386	4,985,305	4,704,020
Acquisitions	74,822	24,578	29,144	12,393	247,604	388,541	349,349
Transfers	(436)	(176)	176	-	1,832	1,396	1,363
Write downs	(180)	-	-	-	-	(180)	(12,562)
Disposals	(22,619)	(2,535)	(14,814)	(567)	(26,838)	(67,373)	(56,865)
Closing cost2	1,171,843	171,334	273,450	104,078	3,586,984	5,307,689	4,985,305

Opening accumulated amortization	373,645	61,454	77,716	63,080	1,636,533	2,212,428	2,107,051
Annual amortization	26,882	6,791	16,380	6,327	103,795	160,175	151,521
Transfers	-	-	-	-	-	-	22
Write downs	-	-	-	-	-	-	(1,536)
Disposals	(4,173)	(2,054)	(6,722)	(553)	(26,823)	(40,325)	(44,630)
Closing accumulated amortization	396,354	66,191	87,374	68,854	1,713,505	2,332,278	2,212,428

Closing Net Book Value of
Tangible Capital Assets1	775,489	105,143	186,076	35,224	1,873,479	2,975,411	2,772,877
1	Net book value of tangible capital assets does not include:
	�	works of art and historical treasures such as the Legislative Building; and
	�	intangible assets and items inherited by right of the Crown such as Crown lands, forests, water and mineral resources which are not recognized in these financial statements.
2	Closing cost includes work-in-progress of $151.8 million (2009 - $119.5 million).

68   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Revenue			Schedule 10
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Budget	Actual	Actual
Taxation
Corporation income	624,900	881,424	591,930
Fuel	438,000	441,533	429,162
Individual income	1,802,600	1,890,848	1,844,226
Provincial sales	1,155,600	1,084,001	1,108,628
Tobacco	190,500	196,868	199,072
Other	247,300	237,599	257,977
Total Taxation	4,458,900	4,732,273	4,430,995

Non-renewable Resources
Crown land sales	127,800	151,455	928,245
Natural gas	102,200	40,078	125,922
Oil	573,100	1,294,670	1,616,071
Potash	1,926,800	(183,887)	1,364,463
Resource surcharge	461,800	475,632	458,299
Other	177,200	132,676	119,408
Total Non-renewable Resources	3,368,900	1,910,624	4,612,408

Transfers from Government Entities
Crown Investments Corporation of Saskatchewan	185,000	185,000	-
- Special dividend	110,000	570,000	365,000
Liquor and Gaming Authority	440,700	429,924	446,652
Other enterprises and funds	41,200	64,172	39,564
Total Transfers from Government Entities	776,900	1,249,096	851,216

Other Own-source Revenue
Fines, forfeits, and penalties	10,500	13,219	11,448
Interest, premium, discount, and exchange	176,700	237,372	187,957
Motor vehicle fees	149,400	158,303	151,143
Other licences and permits	32,800	34,587	36,607
Sales, services, and service fees	173,100	110,555	101,885
Transfers from other governments	15,900	18,421	15,010
Commercial operations (schedule 12)	-	87,771	86,567
Other	40,000	110,204	130,872
Total Other Own-source Revenue	598,400	770,432	721,489
Total Own-source Revenue	9,203,100	8,662,425	10,616,108

Transfers from the Federal Government
Canada Health Transfer	843,500	819,262	823,496
Canada Social Transfer	335,000	334,976	338,301
Other	279,200	449,795	547,167
Total Transfers from the Federal Government	1,457,700	1,604,033	1,708,964
Total Revenue	10,660,800	10,266,458	12,325,072

 Government of Saskatchewan � 2009-10 Public Accounts   69

General Revenue Fund

Debt Servicing		Schedule 11
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Total interest costs	698,859	738,369
Interest reimbursed for government business enterprise specific debt1	(223,675)	(229,133)
Net foreign exchange (gain) loss	(511)	5,526
Other costs	5,289	5,419
Total Debt Servicing	479,962	520,181
1	Interest reimbursed for debt borrowed by the Government specifically on behalf of government business enterprises.

Commercial Operations			Schedule 12
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Budget	Actual	Actual
Commercial Operations Revenue 1
Recovery from external sources
Government Services	73,261	82,914	81,836
Highways and Infrastructure	4,000	3,558	3,402
Information Technology Office	1,627	1,574	1,630
Recovery of overhead costs2
Highways and Infrastructure		(275)	(301)
Commercial Operations Revenue (schedule 10)	78,888	87,771	86,567

Commercial Operations Expense
Government Services	73,261	82,030	81,180
Highways and Infrastructure	4,000	3,281	2,892
Information Technology Office	1,627	1,574	1,630
Commercial Operations Expense	78,888	86,885	85,702

Net Results
Government Services	-	884	656
Highways and Infrastructure	-	2	209
Information Technology Office	-	-	-
Net Results	-	886	865
1	With the approval of the Lieutenant Governor in Council, revenues from commercial-type activities may be used to pay for the related costs without requiring an appropriation.
2
Where a portion of the revenue collected relates to the recovery of overhead costs (e.g. employee benefit cost) paid for by another ministry, the revenue is included in sales, services and service fees.

70  Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Expense by Theme		Schedule 13
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Agriculture	373,246	424,396
Community development	524,068	495,736
Debt servicing (schedule 11)	479,962	520,181
Economic development	190,880	172,529
Education	2,098,488	2,112,986
Environment and natural resources	180,453	425,642
Health	3,934,231	3,976,241
Protection of persons and property	428,729	395,326
Social services and assistance	861,192	790,263
Transportation	466,935	543,722
Other	560,569	498,117
Total Expense	10,098,753	10,355,139

Expense by Object		Schedule 14
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Salaries and benefits	1,041,285	991,343
Transfers
Capital (schedule 18)	538,950	1,165,625
Operating	7,258,021	6,903,227
Goods and services	597,648	588,767
Debt servicing (schedule 11)	479,962	520,181
Amortization of tangible capital assets (schedule 9)	160,175	151,521
Other	22,712	34,475
Total Expense	10,098,753	10,355,139

 Government of Saskatchewan � 2009-10 Public Accounts   71

General Revenue Fund

Non-cash Items Included in Surplus		Schedule 15
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Amortization of tangible capital assets (schedule 9)	160,175	151,521
Net (gain) loss on disposal of tangible capital assets	(13,284)	5,153
Amortization of foreign exchange (gain) loss	(511)	5,526
Net loss on loans and investments	3,369	899
Write downs of tangible capital assets (schedule 9)	180	11,026
Net gain on transfer of tangible capital assets	(1,396)	(1,341)
Earnings retained in sinking funds	(158,655)	(78,723)
Total Non-cash Items Included in Surplus	(10,122)	94,061

Net Change in Non-cash Operating Activities		Schedule 16
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Decrease (increase) in accounts receivable	60,272	(179,012)
Decrease in deferred charges	4,391	5,070
Increase in accounts payable and accrued liabilities	175,192	68,067
(Decrease) increase in unearned revenue	(812)	3,631
Increase in prepaid expenses	(102)	(217)
Increase in inventories held for consumption	(12,066)	(12,076)
Net Change in Non-cash Operating Activities	226,875	(114,537)

72   Government of Saskatchewan � 2009-10 Public Accounts

General Revenue Fund

Investing Activities				Schedule 17
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Receipts	Disbursements	Receipts	Disbursements
Loans
Information Services Corporation of Saskatchewan	-	-	3,919	-
Municipal Financing Corporation of Saskatchewan	-	5,294	-	1,062
Saskatchewan Crop Insurance Corporation	50,000	-	50,000	-
Saskatchewan Housing Corporation	-	-	31,000	-
Saskatchewan Opportunities Corporation	2,760	-	17,985	23,684
Saskatchewan Power Corporation	-	260,000	125,000	100,000
Saskatchewan Telecommunications Holding Corporation	-	600	-	28,900
Saskatchewan Water Corporation	-	10,892	2,491	5,000
SaskEnergy Incorporated	-	32,500	48,000	170,000
Other	62,217	43,300	54,440	48,158
Total Loan Receipts and Disbursements	114,977	352,586	332,835	376,804
Sinking Funds (schedule 7)
Contributions	4,644	64,558	20,261	1,913,015
Redemptions	892,655	48,993	81,635	32,793
Sinking Fund Receipts and Disbursements	897,299	113,551	101,896	1,945,808
Equity investment in Crown Investments
Corporation of Saskatchewan	-	-	130,000	-
Total Receipts and Disbursements	1,012,276	466,137	564,731	2,322,612
Net Receipts (Disbursements)	546,139		(1,757,881)

 Government of Saskatchewan � 2009-10 Public Accounts   73

General Revenue Fund

Capital Investment				Schedule 18
For the Year Ended March 31, 2010
(thousands of dollars)

	2010			2009
	Capital		Total	Total
	Asset	Capital	Capital	Capital
	Acquisitions	Transfers	Investment	Investment
	(schedule 9)	(schedule 14)

Ministries and Agencies
Advanced Education, Employment and Labour	2,613	109,002	111,615	166,853
Agriculture	144	-	144	163
Corrections, Public Safety and Policing	20,808	-	20,808	19,848
Education	464	56,298	56,762	261,330
Energy and Resources	6,375	-	6,375	1,546
Environment	18,316	3,012	21,328	24,746
Finance	38	-	38	422
Government Services	23,042	-	23,042	28,181
Health	17,002	65,376	82,378	379,673
Highways and Infrastructure	273,753	58,841	332,594	369,473
Information Technology Office	650	-	650	160
Justice and Attorney General	12,870	-	12,870	4,590
Municipal Affairs	-	206,557	206,557	224,775
Public Service Commission	2,646	-	2,646	1,905
Social Services	2,197	28,250	30,447	3,557
Tourism, Parks, Culture and Sport	7,441	11,614	19,055	27,628
Legislative Assembly and its Officers
Chief Electoral Officer	23	-	23	-
Legislative Assembly	130	-	130	124
Ombudsman	29	-	29	-
Total Capital Investment	388,541	538,950	927,491	1,514,974

74   Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements.  The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government's best estimates and judgement when appropriate.  He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements.  His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the Summary Financial Statements.  The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Rod Gantefoer

Rod Gantefoer
Minister of Finance

/s/ Doug Matthies

Doug Matthies
Deputy Minister of Finance

/s/ Terry Paton

Terry Paton
Provincial Comptroller

Regina, Saskatchewan
June 2010

 Government of Saskatchewan � 2009-10 Public Accounts   77

Summary Financial Statements

Auditor�s Report

To the Members of the Legislative Assembly of Saskatchewan

I have audited the summary statement of financial position of the Government of Saskatchewan as at
March 31, 2010 and the summary statements of operations, accumulated surplus, change in net debt, and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Government of Saskatchewan as at March 31, 2010 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Brian Atkinson, FCA

Brian Atkinson, FCA
Acting Provincial Auditor

Regina, Saskatchewan
June 4, 2010

 Government of Saskatchewan � 2009-10 Public Accounts   79

Summary Financial Statements

Summary Statement of Financial Position
As at March 31, 2010
(thousands of dollars)

	2010	2009
Financial Assets
Cash and temporary investments (note 2)	3,597,304	3,831,588
Accounts receivable (schedule 1)	1,372,164	1,108,261
Inventories held for resale	3,370	34,531
Deferred charges	17,926	23,129
Loans receivable (schedule 2)	822,086	532,370
Investment in government business enterprises (schedule 3)	3,557,103	3,101,020
Other investments (schedule 4)	984,600	922,533
Total Financial Assets	10,354,553	9,553,432

Liabilities
Accounts payable and accrued liabilities (schedule 5)	2,253,988	2,231,241
Other liabilities (schedule 6)	373,829	360,761
Unearned revenue (schedule 7)	321,301	250,968
Public debt (note 3)(schedule 8)	5,089,292	4,795,588
Unamortized foreign exchange gain (loss)	3,939	(10,503)
Pension liabilities (note 4)(schedule 10)	5,871,770	5,449,324
Total Liabilities	13,914,119	13,077,379
Net Debt	(3,559,566)	(3,523,947)

Non-financial Assets
Prepaid expenses	41,423	31,069
Inventories held for consumption	142,296	109,312
Tangible capital assets (schedule 11)	6,211,612	4,780,446
Total Non-financial Assets	6,395,331	4,920,827
Accumulated Surplus	2,835,765	1,396,880

Contingencies (note 5)
Contractual obligations (note 6)

The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan � 2009-10 Public Accounts   81

Summary Financial Statements

Summary Statement of Operations
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Revenue
Taxation	5,327,423	4,432,684
Non-renewable resources	1,910,624	4,612,408
Other own-source revenue	2,001,680	2,577,795
Transfers from the federal government	2,003,047	1,966,192
Total Revenue (schedule 12)	11,242,774	13,589,079

Expense
Agriculture	627,774	726,661
Community development	572,648	575,581
Debt charges (schedule 13)	773,892	804,432
Economic development	279,196	224,576
Education	2,913,588	2,267,852
Environment and natural resources	225,195	271,625
Health	4,519,904	4,029,312
Protection of persons and property	478,539	444,114
Social services and assistance	1,033,985	928,851
Transportation	499,618	573,631
Other	561,279	459,727
Total Expense (schedule 14)	12,485,618	11,306,362
(Deficit) surplus from government service organizations	(1,242,844)	2,282,717
Income from government business enterprises (schedule 3)	833,599	685,313
(Deficit) Surplus (schedule 15)	(409,245)	2,968,030

The accompanying notes and schedules are an integral part of these financial statements.

82  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Summary Statement of Accumulated Surplus
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Estimated	Actual	Actual

Accumulated surplus (deficit), beginning of year	1,396,880	1,396,880	(1,218,066)
Adjustment for inclusion of Boards of Education (note 10)	-	1,576,916	-
(Deficit) surplus	(24,756)	(409,245)	2,968,030
Other comprehensive income (loss) (schedule 3)	-	271,214	(353,084)
Accumulated Surplus, End of Year	1,372,124	2,835,765	1,396,880

Summary Statement of Change in Net Debt
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Estimated	Actual	Actual

(Deficit) Surplus	(24,756)	(409,245)	2,968,030

Tangible Capital Assets
Acquisitions (schedule 11)	(729,244)	(772,771)	(626,596)
Amortization (schedule 11)	324,525	416,234	323,438
Proceeds on disposal	8,000	54,632	17,997
Write downs (schedule 11)	-	4,632	16,101
Net (gain) loss on disposal	-	(20,574)	4,901
Net Acquisition of Tangible Capital Assets	(396,719)	(317,847)	(264,159)

Other Non-financial Assets
Net acquisition of prepaid expenses	-	(2,504)	(657)
Net acquisition of inventories held for consumption	-	(29,392)	(727)
Net Acquisition of Other Non-financial Assets	-	(31,896)	(1,384)

(Increase) decrease in net debt	(421,475)	(758,988)	2,702,487
Net debt, beginning of year	(3,523,947)	(3,523,947)	(5,873,350)
Adjustment for inclusion of Boards of Education (note 10)	-	404,040	-
Adjustment to tangible capital assets (schedule 11)	-	48,115	-
Other comprehensive income (loss) (schedule 3)	-	271,214	(353,084)
Net Debt, End of Year	(3,945,422)	(3,559,566)	(3,523,947)

The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan � 2009-10 Public Accounts   83

Summary Financial Statements

Summary Statement of Cash Flow
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Operating Activities
(Deficit) surplus	(409,245)	2,968,030
Deduct non-cash items included in (deficit) surplus
Income from government business enterprises (schedule 3)	(833,599)	(685,313)
Other non-cash items included in (deficit) surplus (schedule 17)	229,382	(480,237)
Net change in non-cash operating activities (schedule 18)	567,782	626,439
Dividends received from government business enterprises (schedule 3)	638,730	656,004
Dividends received from other investments	926	68,303
Cash Provided by Operating Activities	193,976	3,153,226

Capital Activities
Acquisition of tangible capital assets (schedule 11)	(772,771)	(626,596)
Adjustment to tangible capital assets (schedule 11)	48,115	-
Proceeds on disposal of tangible capital assets	54,632	17,997
Cash Used for Capital Activities	(670,024)	(608,599)

Investing Activities
Net increase in loans receivable	(300,580)	(135,292)
Decrease (increase) in equity advances to government business enterprises	10,000	(29,805)
Transfer of net assets from government business enterprises	-	1,351
Acquisition of other investments	(1,240,734)	(611,027)
Disposition of other investments	1,202,100	887,449
Sinking fund contributions for general debt (schedule 9)	(64,558)	(1,913,015)
Sinking fund redemptions for general debt (schedule 9)	892,655	81,635
Cash Provided by (Used for) Investing Activities	498,883	(1,718,704)

Financing Activities
Proceeds from public debt	530,764	36,993
Repayment of public debt	(990,912)	(765,666)
Net increase in other liabilities	9,278	39,068
Cash Used for Financing Activities	(450,870)	(689,605)

(Decrease) increase in cash and temporary investments	(428,035)	136,318
Cash and temporary investments, beginning of year	3,831,588	3,695,270
Adjustment for inclusion of Boards of Education (note 10)	193,751	-
Cash and Temporary Investments, End of Year	3,597,304	3,831,588

The accompanying notes and schedules are an integral part of these financial statements.

84  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements
As at March 31, 2010

1.  Significant Accounting Policies

Basis of accounting

These Summary financial statements are prepared in accordance with generally accepted accounting principles for the public sector, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

Government reporting entity

The government reporting entity consists of organizations controlled by the Government.  These government entities are segregated into two classifications.  Entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity are classified as government business enterprises.  All other government entities are government service organizations.

A listing of the organizations included in the government reporting entity is provided in schedule 20.  Unless otherwise noted, the financial activities of all subsidiaries of these organizations have also been included.

Trust funds are administered but not controlled by the Government and, therefore, are excluded from the government reporting entity.

Government partnerships

The Government has entered into various partnerships where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where these partners share, on an equitable basis, the significant risks and benefits associated with operating the partnership.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note.  Significant inter-organization balances and transactions are eliminated.  Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are accounted for by the modified equity method.  Using this method, the Government�s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government�s proportionate share of net earnings or losses and certain other net equity changes of the enterprise without adjustment to conform with the accounting policies described in this note.  With the exception of dividends declared by March 31, inter-organization balances and transactions are not eliminated.

Government partnerships are proportionately consolidated after adjustment to a basis consistent with the accounting policies described in this note and are disclosed in note 7.  Significant inter-organization balances and transactions are eliminated.

Financial results of government organizations with fiscal year-ends other than March 31 are adjusted for transactions having a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Inventories held for resale are valued at the lower of cost and net realizable value.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of debt and related derivative instruments.  They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

 Government of Saskatchewan � 2009-10 Public Accounts   85

Summary Financial Statements

Notes to the Summary Financial Statements

1.  Significant Accounting Policies (continued)

Loans receivable are initially recorded at cost.  Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss.  Interest is recognized on the accrual basis; when collection is uncertain, it is recorded on the cash basis.

Other investments are accounted for by various methods as described below and are written down to their market value when there is evidence of a permanent decline in value.

Equities are investments in shares of private or public companies.  Investments that are subject to significant influence but in which the Government has less than a controlling interest are accounted for by the modified equity method.  Using this method, the Government�s investment, which is initially recorded at cost, is adjusted annually for the Government�s share of the investees� net earnings or losses and is reduced by dividends and partnership distributions received from these investments.  Investments that are not subject to significant influence are recorded at cost, and dividends from these shares are recorded as income when receivable.

Pooled investment funds are recorded at market value.

All other investments are recorded at amortized cost.

Liabilities

Liabilities are present obligations to individuals and organizations outside the government reporting entity as a result of transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement.  They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future where payment has been received.

Unearned revenue includes externally restricted funding from the federal government and other organizations and individuals.

Public debt is recorded at par, and is comprised of:

�	general debt, which is debt issued by government service organizations and includes amounts subsequently transferred to government business enterprises; and
�	government business enterprise specific debt, which is debt issued specifically on behalf of government business enterprises.

On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt.  Government business enterprise specific debt is listed separately on schedule 8.

Certain debenture issues require contributions to a sinking fund.  These obligations are recorded at principal less sinking fund balances where applicable.  Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs are recorded as deferred charges.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from the conversion of debentures due and sinking funds held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31.  Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses are included in the surplus or deficit.

Pension liabilities are calculated using the projected benefit method prorated on services, except as otherwise disclosed in note 4.  Pension fund assets are valued at market-related values.  Changes in the pension liabilities that result from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group.  Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

Guaranteed debt includes guarantees of the Government made through specific agreements or legislation to pay all or part of the principal or interest on a debt obligation in the event of default by the borrower.  Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur.  The amount of the loss provision represents the Government�s best estimate of future payments net of recoveries.

86  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

1.  Significant Accounting Policies (continued)

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset.  Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis.  For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue.  Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis.  Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

Measurement uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty.  Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists:

�
in pension obligations of $5,783.2 million (2009 - $5,365.8 million - restated), insurance claim obligations of $2,563.1 million (2009 - $2,260.9 million) and environmental obligations of $269.4 million (2009 - $248.2 million - restated) because actual experience may differ significantly from actuarial or historical estimations and assumptions;

�
in corporate and individual income taxation revenue totalling $2,772.3 million (2009 - $2,436.2 million) because final tax assessments may differ from initial estimates on which cash payments are based;

�	in oil and natural gas non-renewable resource revenue totalling $1,334.7 million (2009 - $1,742.0 million) because of price and production sensitivities in the royalty revenue structures;
�	in potash non-renewable resource revenue totalling negative $183.9 million (2009 - positive $1,364.5 million) because actual operating profits may differ from initial estimates;
�
in the Canada Health Transfer and Canada Social Transfer revenue totalling $1,154.2 million (2009 - $1,161.8 million) because of changes in economic and demographic conditions in the Province and the country;

�	in unbilled utility revenue of $137.8 million (2009 - $173.0 million - restated) because actual usage may differ from estimated usage; and
�
in agricultural income stability programs expense totalling $232.2 million (2009 - $111.1 million) because actual program uptake may differ from initial estimates which are based on farm income forecasts.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

Future accounting policy changes

In September 2009, the Public Sector Accounting Board confirmed that all government business enterprises will be required to adopt International Financial Reporting Standards (IFRS) in fiscal years beginning on or after January 1, 2011.  The Government is not required to adopt these standards; however, the Summary financial statements could be affected by this change to the extent that government business enterprises are impacted.  The respective entities have commenced IFRS conversion projects and are evaluating the potential impacts of IFRS on their financial statements.  The potential future impact on these financial statements is not reasonably determinable.

 Government of Saskatchewan � 2009-10 Public Accounts   87

Summary Financial Statements

Notes to the Summary Financial Statements

2.  Temporary Investments

Temporary investments are recorded at $2,467.1 million (2009 - $3,408.8 million) and are for less than one year.  Due to their short-term nature, market value approximates cost.

3.  Risk Management of Public Debt

The Government borrows funds in both domestic and foreign capital markets by issuing Government of Saskatchewan securities.  As a result, the Government is exposed to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, the Government maintains a preference for fixed rate Canadian dollar denominated debt.  Where market conditions dictate that other forms of debt are more attractive, the Government seeks opportunities to use derivative financial instruments to reduce these risks.  A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that the Government�s debt charges will increase due to changes in interest rates.  This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds.  The Government seeks opportunities to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $80.3 million (2009 - $78.9 million).  At March 31, 2010, 85.9 per cent (2009 - 87.7 per cent) of the Government�s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Public debt includes floating rate debt of $1,540.7 million (2009 - $1,384.6 million).  A one percentage point increase in interest rates would increase the deficit by $15.4 million in 2010-11.

Foreign exchange rate risk is the risk that the Government�s debt charges will increase due to a decline in the value of the Canadian dollar relative to other currencies.  This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars.  Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross currency swaps and foreign currency forward exchange contracts.  At March 31, 2010, 97.5 per cent (2009 - 96.9 per cent) of the Government�s gross debt is effectively denominated in Canadian dollars.  A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2010 level would have an insignificant effect on debt and debt servicing costs.

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

�	debentures totalling 1,225.0 million U.S. dollars (2009 - 1,225.0 million) fully hedged to $1,619.3 million Canadian (2009 - $1,619.3 million);
�	debentures totalling 300.0 million Swiss francs (2009 - 300.0 million) fully hedged to $274.7 million Canadian (2009 - $274.7 million); and
�	interest payments on debentures of 275.0 million U.S. dollars (2009 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2009 - 1.2325).

In total, the Government has cross currency swaps on a notional value of debt of $2,507.5 million (2009 - $2,507.5 million).  The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract.  This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis.  At March 31, 2010, 100 per cent (2009 - 100 per cent) of the Government�s counterparties held a Standard and Poor�s credit rating of A or better.

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.  This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

88  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.  Employee Future Benefits

Pension Plans

The Government sponsors several defined benefit and defined contribution pension plans.  The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings.  A typical defined benefit plan provides pensions equal to 2.0 per cent of a member�s average five years highest salary, multiplied by the years of service to a maximum of 35 years.  Members contribute a percentage of salary, which may vary based on age, to their plan.  Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially.  An actuary extrapolates these valuations when a valuation is not done in the current fiscal year.  Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality.  These assumptions reflect estimates of expected long-term rates and short-term forecasts.  Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services.  Pension fund assets are valued at market related values based on the actual market values averaged over a four-year period.  In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

Joint defined benefit plans are governed by a formal agreement between the joint sponsors (i.e., employer and plan members), which establishes that the joint sponsors have shared control over the plan.  Funding contributions are shared mutually between the employer and plan members.  The sponsors share, on an equitable basis, the significant risks of each plan.  Accordingly, the Government accounts for only its portion of the plan.  Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreement.  Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected accrued benefit actuarial cost method.  Pension fund assets are valued at market related values by averaging the difference between the net investment income on a market value basis and the expected investment income determined by the actuary, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings.  Employees contribute a percentage of salary.  The Government provides contributions at specified rates for employee current service.

Pension fund assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate and short-term monetary items.  The investment in Government of Saskatchewan securities is insignificant for all plans.

Government Service Organizations

a) Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers� Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP).  Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB), Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No. 13 (PPNTE), and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.  Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match member current service contributions for all plans except the PSSP and Judges.  Separate pension funds are maintained for all plans except the PSSP and the MLA, for which member contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees� Pension Plan (SHEPP), a joint defined benefit plan for employees of the Regional Health Authorities.  The Government contributes to the plan at the ratio of 1.12 to 1 of employee contributions.  Any actuarially determined deficiency is the responsibility of participating employers and employees in the ratio of 1.12 to 1.  The Government�s participating employer contributions for the SHEPP represents approximately 93 per cent (2009 - 92 per cent) of the total employer contributions to the plan.

 Government of Saskatchewan � 2009-10 Public Accounts   89

Summary Financial Statements

Notes to the Summary Financial Statements

4.  Employee Future Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2010					2009
	TSP	PSSP	Others	SHEPP	Total	Total
						(Restated)

Plan status	closed	closed	closed1	open	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.002	4.40-9.002	6.60-9.00	n/a	n/a
Number of active members	1,895	891	926	33,154	36,866	35,608
Average age of active members (years)	56.2	55.4	46.3	45.3	46.1	46.3
Number of former members entitled to deferred
pension benefits	4,652	117	155	1,487	6,411	6,320
Number of superannuates and surviving spouses	11,026	5,693	2,489	10,608	29,816	28,882
Actuarial valuation date	June 30/09	Dec. 31/08	Various	Dec. 31/07	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50	3.50-4.00	3.75	n/a	n/a
Expected rate of return on plan assets (percentage)	6.60	n/a	5.75-6.15	6.50	n/a	n/a
Discount rate (percentage)	4.80	4.90	4.50-6.00	6.50	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.50-3.00	2.75	n/a	n/a
Expected average remaining service life (years)	4.0	1.5	1.5-13.2	11.4	n/a	n/a
Post-retirement index (percentage of annual
increase in Consumer Price Index)	80	70	70-75	Ad hoc	n/a	n/a

1	Judges and PPNTE are open to new membership; all other plans are closed.
2	Contribution rate varies based on age upon joining the plan.

b) Defined contribution plans

The two main multi-employer defined contribution plans sponsored by the Government are the Public Employees Pension Plan (PEPP) and the Capital Pension Plan (Capital).  The Government provides contributions to the plans at specified rates for employee current service.  The Government also contributes to the Saskatchewan Teachers� Retirement Plan (STRP), sponsored by the Saskatchewan Teachers� Federation, the Municipal Employees� Pension Plan (MEPP) and the Regina Civic Employees� Superannuation and Benefit Plan (RCESP).  The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:

	2010						2009
	Government Sponsored
	PEPP	Capital	STRP 1	MEPP 2	RCESP 3	Total	Total

Plan status	open	open	open	open	open	n/a	n/a
Member contribution rate (percentage of salary)	5.00-9.004	5.00-7.004	7.00-9.00	5.40	8.42-13.96	n/a	n/a
Government contribution rate (percentage of salary)	5.00-9.004	5.50-7.504	7.00-9.00	5.40	8.42-13.96	n/a	n/a
Government service organization participation
Number of active members	18,522	752	12,928	8,942	2,117	43,261	23,121
Member contributions (thousands of dollars)	66,817	2,626	54,437	12,000	11,203	147,083	72,617
Government contributions (thousands of dollars)	72,014	3,301	54,992	12,000	11,500	153,807	123,903

1
 Teachers employed by Boards of Education after July 1, 1980 participate in the STRP, a contributory defined benefit pension plan.  The Government contributes an amount which is set through provincial negotiations.

2
Certain employees of Boards of Education and Regional Colleges participate in the MEPP.  The MEPP is a multi-employer defined benefit plan.  All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers.  At December 31, 2009, audited financial statements for the MEPP reported an accrued benefit obligation of $1,204.8 million (2008 - $1,185.8 million) and pension fund assets at market value of $1,255.9 million (2008 - $1,120.9 million).

3
Certain employees of a Regional Health Authority and a Board of Education participate in the RCESP.  The RCESP is a multi-employer defined benefit plan.  All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers.  At December 31, 2009, audited financial statements for the RCESP reported an accrued benefit obligation of $994.5 million (2008 - $937.4 million) and pension fund assets at market value of $787.3 million (2008 - $685.5 million).

4	Contribution rate varies based on employee group.

90   Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.  Employee Future Benefits (continued)

c) Pension expense

Pension expense for government service organizations is primarily allocated to education expense, health expense and other expense.  Pension interest expense is included in debt charges.  The total pension expense of government service organizations includes the following:

(thousands of dollars)	2010	2009
		(Restated)

Defined benefit plans
Current period benefit cost	63,353	65,790
Plan amendment	(173)	2,339
Amortization of estimation adjustments	191,525	200,647
Employee contributions	(16,163)	(17,309)
Cost of financing unfunded pension obligation (pension interest expense)	281,705	274,124
Pension expense, defined benefit plans	520,247	525,591
Other plans
Pension expense, joint defined benefit plan	172,434	110,423
Pension expense, defined contribution plans	153,807	123,903
Total Pension Expense	846,488	759,917

Government Business Enterprises

a) Defined benefit plans

There are additional employee pension plans of government business enterprises which are accounted for in the investment in government business enterprises.  The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel).  Other plans include the Saskatchewan Government Insurance Superannuation Plan, the Liquor Board Superannuation Plan, and the Pension Plan for the Employees of the Saskatchewan Workers� Compensation Board.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2010				2009
	SaskPower	SaskTel	Others	Total	Total

Plan status	closed	closed	closed	n/a	n/a
Number of active members	362	142	73	577	660
Number of former members, superannuates and surviving spouses	1,746	2,064	442	4,252	4,250
Member contributions (thousands of dollars)	1,451	528	215	2,194	2,596
Government contributions (thousands of dollars)	411	8,252	1,400	10,063	30,792
Benefits paid (thousands of dollars)	45,981	65,427	7,922	119,330	115,110
Actuarial valuation date	Sept. 30/09	Dec. 31/07	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.00	2.50-3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.75	6.75	5.85-6.25	n/a	n/a
Discount rate (percentage)	6.00	6.00	5.30-5.85	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.25-2.50	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	70	100	50-70	n/a	n/a

 Government of Saskatchewan � 2009-10 Public Accounts   91

Summary Financial Statements

Notes to the Summary Financial Statements

4.  Employee Future Benefits (continued)

Based on the latest actuarial valuation for SaskPower at September 30, 2009 and extrapolations for the other plans to December 31, 2009, the present value of accrued pension benefits and the market value of pension fund assets are shown in the table below:

(thousands of dollars)	2010				2009
	SaskPower	SaskTel	Others	Total	Total

Accrued benefit obligation	839,446	976,754	122,901	1,939,101	1,741,021
Fair value of plan assets1	677,610	896,306	80,667	1,654,583	1,620,894
Plan Deficit	161,836	80,448	42,234	284,518	120,127
Unamortized amounts2	(142,755)	(188,593)	(14,690)	(346,038)	(203,622)
Corporate contributions	(27,079)	-	-	(27,079)	-
Pension (Assets) Liabilities	(7,998)	(108,145)	27,544	(88,599)	(83,495)

1	At December 31, 2009, 30.6 per cent (2008 - 36.1 per cent) of pension plan assets were invested in fixed income securities and 57.3 per cent (2008 - 55.8 per cent) in equity investments.
2
Includes unamortized transitional assets, unamortized actuarial gains (losses) and unamortized past service costs.  SaskTel�s amounts are amortized to pension expense over the average remaining life of retired members of 22 years.  SaskPower and the other plans� amounts are amortized to pension expense over periods ranging from 1.4 to 3.0 years, which is the expected average remaining service life of active plan members at the time the amounts arose.

b) Defined contribution plans

Information on the defined contribution plans of government business enterprises is as follows:

	2010			2009
	PEPP	Capital	Total	Total

Plan status	open	open	n/a	n/a
Member contribution rate (percentage of salary)1	4.00-7.00	4.00-5.50	n/a	n/a
Government contribution rate (percentage of salary)1	6.00-7.00	5.50-6.00	n/a	n/a
Government business enterprise participation
Number of active members	9,566	2,908	12,474	12,527
Government contributions (thousands of dollars)	37,980	7,760	45,740	41,347

1   Contribution rate varies based on employee group.

c) Pension expense

Pension expense and pension interest expense for government business enterprises are included in income from government business enterprises.  The pension expense is $31.5 million (2009 - $6.8 million) for the defined benefit plans and $45.7 million (2009 - $41.3 million) for the defined contribution plans.

Other Employee Future Benefits

Government Service Organizations

Other employee future benefits of government service organizations include long-term disability benefit plans, a group life insurance plan providing waiver of premiums during disability and other benefits.  The benefit liability of $59.7 million (2009 - $25.7 million) is recorded in accounts payable and accrued liabilities, and the benefit expense of $32.9 million (2009 - $20.2 million) is recorded in education expense and health expense.

Government Business Enterprises

Other employee future benefits of government business enterprises include a defined benefit severance plan, a supplementary superannuation plan, two defined benefit service recognition plans, a defined benefit retiring allowance plan, and a voluntary early retirement plan.  The accrued benefit liability is $86.7 million (2009 - $83.1 million) and the benefit expense is $17.9 million (2009 - $13.6 million).

92   Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

5.  Contingencies

Guaranteed debt

The Government has guaranteed the debt of others of $23.4 million (2009 - $26.6 million).

Significant guarantees include $14.9 million (2009 - $16.6 million) provided to lenders who make loans to breeder and feeder production associations under The Farm Financial Stability Act.  The Government guarantees the repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee.  Guarantees for each cattle association are limited to $6 million under the breeder option.  Guarantees for each bison and sheep association are limited to $6 million and $4 million respectively, under both the breeder and feeder options.  These guarantees are net of a recorded loss provision of $0.3 million (2009 - $0.6 million).

Lawsuits

Up to $40.3 million may be paid depending on the outcome of lawsuits in progress.

Other

The Government has issued a $28.9 million (2009 - $31.4 million) letter of credit as security for outstanding insurance claims.  Since being issued, an estimate of $10.9 million (2009 - $12.5 million) has been recorded as the likely cost related to this letter of credit.

6.  Contractual Obligations

The Government has operating and capital lease obligations as follows:

(thousands of dollars)	Operating1	Capital 2

Future minimum lease payments
2010-11	81,355	20,026
2011-12	66,224	15,002
2012-13	56,799	12,159
2013-14	51,224	5,442
2014-15	43,104	3,755
Thereafter	43,580	18,488
	342,286	74,872
Interest and executory costs	-	(26,869)
Total Lease Obligations	342,286	48,003

1		Total operating lease obligations include $222.0 million for government service organizations and $120.3 million for government business enterprises.
2	Total capital lease obligations include $40.4 million for government service organizations (schedule 6) and $7.6 million for government business enterprises.

The Government has significant other contractual obligations, including:

�
forward purchase agreements of approximately $7,502.5 million for power over the next 27 years, $1,288.9 million for future minimum coal deliveries valued at current prices over the next 15 years and $223.2 million for natural gas over the next three years;

�	contracts for the construction and acquisition of tangible capital assets of $1,361.2 million over the next five years;
�	computer service agreements of $104.0 million over the next five years;
�	agreements to provide housing subsidies and transfers of $87.1 million over the next five years;
�	an agreement to make contributions of $54.2 million over the next two years to the Power Corporation Superannuation Plan as a result of a binding court settlement;
�	agreements to provide loss of income subsidies to previous purveyors of gaming services of $53.3 million over the next 18 years;
�	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy of $42.9 million over the next six years;
�	capital grant projects of $31.0 million over the next two years;

 Government of Saskatchewan � 2009-10 Public Accounts   93

Summary Financial Statements

Notes to the Summary Financial Statements

6.  Contractual Obligations (continued)

�	research and development projects for agriculture technology and opportunities in the agri-food industry of $25.2 million over the next five years;
�	agreements to provide beverage container collection and recycling fees of $17.7 million in 2010-11;
�	agreements for the renewal of the Government�s fire suppression aerial fleet of $15.8 million over the next two years;
�
treaty land entitlement agreements valued at approximately $10.3 million over the next four years, and rural municipality tax loss compensation of approximately $6.0 million as land achieves reserve status over the course of the agreements; and

�	other contractual obligations of $57.6 million over the next 21 years, which consist of $51.7 million for government service organizations and $5.9 million for government business enterprises.

7.  Government Partnerships

The Government has entered into various contractual arrangements with parties outside the government reporting entity that result in shared control of certain organizations.  The Government�s holdings in government partnerships include:

�	a 60 per cent interest in Apex Investment Limited Partnership, which invests in a variety of industries in the prairie region of Canada;
�
a 50 per cent interest in Meadow Lake Pulp Limited Partnership (MLPLP), which operated a pulp mill near Meadow Lake.  MLPLP is in receivership, and the Government expects to be paid any remaining cash upon the wind up of MLPLP;

�	a 45.5 per cent interest in Saskatchewan Entrepreneurial Fund Joint Venture, which assists with the development and growth of small business in the province;
�	a 33.3 per cent interest in Foragen Technologies Limited Partnership, a venture capital fund which provides seed capital to technology corporations; and
�	shared control of Prairie Diagnostic Services Inc., which provides veterinary diagnostic services to veterinary and livestock industries in the province.

The Government�s pro-rata share of its government partnerships is as follows:

(thousands of dollars)	2010	2009

Financial assets	48,959	39,923
Liabilities	6,131	6,806
Net assets	42,828	33,117
Non-financial assets	639	903
Accumulated Surplus	43,467	34,020

Revenue	12,792	3,103
Expense	5,274	1,830
Surplus	7,518	1,273
Recovery of partnership interest	122	181
Accumulated partnership earnings, beginning of year	8,531	7,077
Accumulated partnership earnings, end of year	16,171	8,531
Equity advances from government organizations	27,296	25,489
Accumulated Surplus	43,467	34,020

8.  Non-controlling Interest

Government service organizations controlled by the Government may also have ownership by individuals or organizations outside of the government reporting entity.  This outside ownership is a non-controlling interest.  The 49.2 per cent non-controlling interest of Prairie Ventures Limited Partnership, a subsidiary of CIC Asset Management Inc., amounts to $7.8 million (2009 - $7.8 million) in accumulated surplus, which has been excluded from these financial statements.

During 2009-10, CIC Asset Management Inc. lost the ability to control Big Sky Farms Inc. (Big Sky).  As a result, Big Sky is no longer consolidated and is now recorded at cost.  At March 31, 2009, 37.1 per cent of Big Sky, amounting to $11.4 million of accumulated surplus, was held by non-controlling interests.

94   Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

9.  Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2010	2009

Pension plans	10,024,894	9,157,725
Public Guardian and Trustee of Saskatchewan	152,540	140,575
Other	214,120	218,784
Total Trust Fund Assets1	10,391,554	9,517,084

1	Amounts are based on the latest financial statements of the funds closest to March 31, 2010, where available.

10.  Adjustment for the Inclusion of Boards of Education

During 2009-10, amendments were made to The Education Act, 1995 that changed the relationship between the Government and the Boards of Education of Saskatchewan School Divisions (Boards of Education), such that the Boards of Education now meet the criteria for inclusion in the government reporting entity.  As a result, 29 Boards of Education, listed in schedule 20, have been included in these financial statements effective April 1, 2009.  Accordingly, comparative figures have not been restated.

The impact on current year operations of including Boards of Education is a $160.0 million reduction in the deficit.

At April 1, 2009, the date of inclusion of the Boards of Education, these financial statements were adjusted as follows:

(thousands of dollars)

Financial assets
Cash and temporary investments	193,751
Other investments	4,104
Other1	510,547
Liabilities
Public debt	101,716
Other liabilities	3,790
Other1 2	198,856
Decrease in net debt	404,040
Non-financial assets
Prepaid expenses1	7,850
Inventories held for consumption1	3,592
Tangible capital assets	1,161,434
Increase in accumulated surplus	1,576,916

1	Represents the adjustment to non-cash operating activities of $323.1 million (schedule 18).
2	Includes net pension plan assets of $0.6 million.

11.  Comparative Figures

Certain 2009 comparative figures have been reclassified to conform with the current year�s presentation.

 Government of Saskatchewan � 2009-10 Public Accounts  95

Summary Financial Statements

Accounts Receivable		Schedule 1
As at March 31, 2010
(thousands of dollars)

	2010	2009

Taxation	386,021	186,908
Non-renewable resources	223,969	405,874
Other own-source revenue	511,408	482,780
Transfers from the federal government	349,107	108,856
	1,470,505	1,184,418
Provision for loss	(98,341)	(76,157)
Total Accounts Receivable	1,372,164	1,108,261

Loans Receivable		Schedule 2
As at March 31, 2010
(thousands of dollars)

	2010	2009

Government business enterprises	688,046	392,462
Student loans	126,213	129,125
Agricultural loans	66,008	58,248
Other	25,392	25,244
	905,659	605,079
Provision for loss	(83,573)	(72,709)
Total Loans Receivable	822,086	532,370

Government Business Enterprises

Loans to government business enterprises are presented net of government business enterprise specific debt of $3.0 billion (2009 - $3.0 billion).

Saskatchewan Power Corporation (SaskPower)

The Government has $400.0 million (2009 - $140.0 million) in loans receivable from SaskPower.  Of this, $100.0 million (2009 - $100.0 million) is repayable over a term not exceeding 31 years and bears interest at 4.8 per cent (2009 - 4.8 per cent).  The remaining $300.0 million (2009 - $40.0 million) is repayable on demand at a floating rate of interest.  The loans are recorded net of $1.0 million for SaskPower�s equity in sinking funds administered by the Government.

SaskEnergy Incorporated (SaskEnergy)

The Government has $255.0 million (2009 - $222.5 million) in loans receivable from SaskEnergy.  Of this, $170.0 million (2009 - $170.0 million) is repayable over terms not exceeding 31 years and bears interest at rates between 4.5 and 4.9 per cent (2009 - 4.5 and 4.9 per cent).  The remaining $85.0 million (2009 - $52.5 million) is repayable on demand at a floating rate of interest.  The loans are recorded net of $1.8 million for SaskEnergy�s equity in sinking funds administered by the Government.

Other government business enterprise loans

The Government has $35.9 million (2009 - $30.0 million) in loans receivable from other government business enterprises.  The loans are repayable on demand at a floating rate of interest.

96  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Loans Receivable (continued)	Schedule 2

Student Loans

The program operates under the authority of The Student Assistance and Student Aid Fund Act, 1985.  Loans are interest free until the discontinuance of full-time studies or graduation.  Interest rates are prescribed by the Government and range between 4.8 and 12.0 per cent (2009 - 5.0 and 12.0 per cent).  Student bursaries, study grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated.  The Government approves applications for both provincial and federal loans.  External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

Student loans approved between August 1996 and July 2001 are lender financed, disbursed, managed and collected by a bank.  The Government retained responsibility for loan approval during this period and pays a risk premium of 5.0 per cent to the bank when loans become repayable.

A loss provision of $56.2 million (2009 - $45.6 million) has been recorded on these loans.

Agricultural Loans

Short-term cattle loan program

The Government holds $33.7 million (2009 - $19.3 million) in loans under the short-term cattle loan program.  These loans are repayable over terms not exceeding four years at a floating rate of interest between 0.3 and 0.5 per cent (2009 - 0.7 and 2.8 per cent).  The loans are secured by general security agreements.  The program operates under The Agricultural Credit Corporation of Saskatchewan Act.  A loss provision of $5.0 million (2009 - $2.9 million) has been recorded on these loans.

Short-term hog loan program

The Government holds $15.0 million (2009 - $12.8 million) in loans under the short-term hog loan program.  These loans are repayable over terms not exceeding five years at a floating rate of interest between 0.2 and 0.5 per cent (2009 - 0.7 and 2.8 per cent).  The loans are secured by general security agreements.  The program operates under The Farm Financial Stability Act.  A loss provision of $11.9 million (2009 - $8.7 million) has been recorded on these loans.

Capital loan program

The Government holds $13.0 million (2009 - $17.7 million) in loans under the capital loan program.  These loans are repayable over terms not exceeding 25 years and bear interest at rates between 5.0 and 8.0 per cent (2009 - 5.0 and 13.5 per cent).  Security on individual loans varies and may include mortgages on real property, security agreements and guarantees.  The program operates under The Agricultural Credit Corporation of Saskatchewan Act.  A loss provision of $2.2 million (2009 - $3.4 million) has been recorded on these loans.

Other agricultural loans

The Government holds $4.3 million (2009 - $8.5 million) in loans under various other agricultural loan programs.  The interest on these loans ranges from 0.0 to 10.5 per cent (2009 - 5.0 to 10.5 per cent).  Generally, the loans are secured by promissory notes and, where applicable, by guarantees or general security arrangements.  A loss provision of $2.3 million (2009 - $6.5 million) has been recorded on these loans.

Other

The Government�s loan portfolio also consists of numerous other loans at various interest rates with maturities not exceeding 16 years.  Security on the loans may include promissory notes or charges against residential property.  A loss provision of $6.0 million (2009 - $5.6 million) has been recorded on these loans.

 Government of Saskatchewan � 2009-10 Public Accounts    97

Summary Financial Statements

Investment in Government Business Enterprises
As at March 31, 2010
(thousands of dollars)

	SaskEnergy	SaskPower	SaskTel	SGI	Auto Fund1

Assets
Cash and temporary investments
Due from government organizations	-	-	-	-	-
Other	(843)	(2,438)	8,913	16,920	5,733
Accounts receivable
Due from government organizations	-	8,256	4,197	-	-
Other	113,128	206,071	88,596	125,334	174,282
Inventories	301,611	146,553	8,020	-	3,302
Prepaid expenses
Paid to government organizations	-	-	-	8,207	14,834
Other	-	4,923	15,947	83,311	10,496
Long-term investments
In government organizations	-	-	-	8,448	18,145
Other	29,778	33,524	2,553	571,963	1,208,524
Capital assets	1,003,906	4,258,881	947,509	8,746	40,816
Intangible assets	14,855	24,692	136,828	-	17,038
Sinking funds (schedule 8)	57,068	245,767	68,263	-	-
Other assets	51,552	20,139	135,954	4,508	2,955
Total Assets	1,571,055	4,946,368	1,416,780	827,437	1,496,125
Liabilities
Accounts payable and accrued liabilities
Due to government organizations	8,388	61,796	6,978	15,926	32,683
Other	117,644	206,258	124,165	45,602	31,371
Dividends payable to government organizations	21,253	-	31,026	22,199	-
Gross debt (schedule 8)
Owing to government organizations	898,491	2,763,376	332,754	-	-
Other	4,816	79,718	6,477	-	-
Unearned revenue
Received from government organizations	-	-	42,400	-	2,175
Other	-	-	60,919	221,944	303,718
Unpaid insurance claims	-	-	-	293,575	971,118
Other liabilities	46,140	203,445	262	1,879	-
Total Liabilities	1,096,732	3,314,593	604,981	601,125	1,341,065
Net Assets	474,323	1,631,775	811,799	226,312	155,060
Revenue
From government organizations	34,332	66,484	72,294	-	4,801
Other	1,162,910	1,547,052	1,088,663	390,127	681,642
Total Revenue	1,197,242	1,613,536	1,160,957	390,127	686,443
Expense
Paid and owing to government organizations	64,453	263,705	114,753	11,969	51,363
Other	1,052,745	1,247,176	909,306	325,791	675,815
Total Expense3	1,117,198	1,510,881	1,024,059	337,760	727,178
Income (loss) before non-recurring items	80,044	102,655	136,898	52,367	(40,735)
Non-recurring items	13,301	-	(7,889)	-	(19)
Net Income (Loss)	93,345	102,655	129,009	52,367	(40,754)
Retained earnings (deficit), beginning of year	363,696	870,001	535,142	108,151	129,309
Effect of prior period adjustment	-	-	855	-	-
Transfer of net assets to government organizations	-	-	-	-	-
Dividends to government organizations	(51,253)	-	(103,207)	(34,039)	-
Retained earnings (deficit), end of year	405,788	972,656	561,799	126,479	88,555
Equity advances from government organizations	71,531	659,993	250,000	80,000	-
Accumulated other comprehensive income (loss)4	(2,996)	(874)	-	19,833	66,505
Net Assets	474,323	1,631,775	811,799	226,312	155,060

1	Net assets are restricted as disclosed on page 100.
2	Adjustments include:
�	reclassifying dividends paid by March 31, 2010; and
�	eliminating unrealized inter-organizational losses on transactions with government organizations.
3
Total expense includes debt charges, net of sinking fund earnings, of $218.3 million (2009 - $222.8 million).  Interest in the amount of $221.6 million (2009 - $219.8 million) was paid to government organizations.

4
Accumulated other comprehensive income (loss) consists primarily of market value adjustments on investments and includes other comprehensive income of $271.2 million (2009 - $353.1 million other comprehensive loss).  The other comprehensive income consists of $225.4 million net unrealized gains (2009 - $396.1 million net unrealized losses) plus $45.8 million (2009 - less $43.0 million) net realized losses recognized in net income.

98  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

						Schedule 3

WCB1	SLGA	SGC	MFC	Adjustments2	2010	2009

-	42,492	-	85	-	42,577	41,291
61,195	2,409	14,482	-	(80,296)	26,075	60,162

-	-	-	-	-	12,453	7,416
28,789	58,115	345	1,365	-	796,025	744,390
-	28,620	357	-	-	488,463	435,618

-	-	-	-	-	23,041	21,389
239	729	433	-	-	116,078	110,702

10,360	-	-	6,641	-	43,594	37,236
1,236,379	-	-	103,159	-	3,185,880	2,752,959
14,480	48,308	62,794	-	-	6,385,440	5,892,606
5,166	-	-	-	-	198,579	197,309
-	-	-	-	1,121	372,219	323,050
8,211	-	-	53	-	223,372	300,211
1,364,819	180,673	78,411	111,303	(79,175)	11,913,796	10,924,339

10,418	-	5,564	-	-	141,753	143,630
17,991	29,871	9,123	489	-	582,514	471,423
-	116,121	5,818	-	(80,296)	116,121	113,709

-	-	6,000	95,665	1,121	4,097,407	3,799,783
-	-	15,513	-	-	106,524	116,836

-	-	-	-	(42,400)	2,175	-
-	-	-	-	-	586,581	543,946
995,658	-	-	-	-	2,260,351	2,156,038
163,686	40,174	7,681	-	-	463,267	477,954
1,187,753	186,166	49,699	96,154	(121,575)	8,356,693	7,823,319
177,066	(5,493)	28,712	15,149	42,400	3,557,103	3,101,020

25,995	-	-	-	42,400	246,306	167,055
256,187	1,001,935	141,767	3,707	855	6,274,845	6,229,569
282,182	1,001,935	141,767	3,707	43,255	6,521,151	6,396,624

13,956	-	25,384	2,529	-	548,112	528,578
264,666	563,754	90,999	27	14,554	5,144,833	5,180,785
278,622	563,754	116,383	2,556	14,554	5,692,945	5,709,363
3,560	438,181	25,384	1,151	28,701	828,206	687,261
-	-	-	-	-	5,393	(1,948)
3,560	438,181	25,384	1,151	28,701	833,599	685,313
167,196	(13,750)	3,830	13,998	14,547	2,192,120	2,164,161
-	-	-	-	(855)	-	-
-	-	-	-	-	-	(1,350)
-	(429,924)	(20,307)	-	-	(638,730)	(656,004)
170,756	(5,493)	8,907	15,149	42,393	2,386,989	2,192,120
-	-	19,805	-	7	1,081,336	1,091,336
6,310	-	-	-	-	88,778	(182,436)
177,066	(5,493)	28,712	15,149	42,400	3,557,103	3,101,020

 Government of Saskatchewan � 2009-10 Public Accounts  99

Summary Financial Statements

Investment in Government Business Enterprises (continued)	Schedule 3

SaskEnergy Incorporated (SaskEnergy)

SaskEnergy promotes, transports, stores and distributes natural gas in Saskatchewan.

Saskatchewan Power Corporation (SaskPower)

SaskPower generates, purchases, transmits, distributes and sells electricity and related products and services.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

SaskTel markets and supplies a range of voice, data, internet, wireless, text, image, security and entertainment products, systems and services. Through interconnection agreements, SaskTel is part of the national and global communications network.

Saskatchewan Government Insurance (SGI) and Saskatchewan Auto Fund (Auto Fund)

SGI�s competitive general insurance business, SGI CANADA, offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverages.

The Auto Fund, the provincial compulsory vehicle insurance program, is administered by SGI on behalf of the Government.  Any net assets of the Auto Fund are held on behalf of Saskatchewan�s motoring public and cannot be used for any other purpose.

Workers� Compensation Board (Saskatchewan) (WCB)

WCB provides workers� compensation insurance to Saskatchewan workers and employers.  Any net assets of the WCB cannot be used for any other purpose.

Liquor and Gaming Authority (SLGA)

SLGA�s main functions are to control the manufacturing and distribution of beverage alcohol throughout the Province, to oversee the licensing of all establishments selling alcohol in the Province and to maintain the integrity of all licensed gaming while ensuring maximum benefit to Saskatchewan charities.

Saskatchewan Gaming Corporation (SGC)

SGC manages and operates Casino Regina and Casino Moose Jaw.

Municipal Financing Corporation of Saskatchewan (MFC)

MFC assists municipalities in financing their capital requirements.

100  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Other Investments		Schedule 4
As at March 31, 2010
(thousands of dollars)

	2010	2009

Bonds and debentures	632,028	655,472
Equities	129,784	159,539
Pooled investment funds	82,162	28,904
Loans and advances	39,521	38,661
Other	101,105	39,957
Total Other Investments	984,600	922,533

Bonds and Debentures

Bonds and debentures held by the Government have a market value of $632.8 million (2009 - $678.2 million - restated), and include securities of:

	2010	2009

Governments of other provinces (coupon interest range 0.0% to 8.5%; maturing in 1.0 to 27.3 years)	370,163	270,815
Corporations (coupon interest range 2.5% to 14.0%; maturing in 1.0 to 29.9 years)	204,699	332,359
Government of Canada (coupon interest range 2.8% to 10.8%; maturing in 1.3 to 22.4 years)	41,145	34,531
Government of Saskatchewan (coupon interest range 1.4% to 5.8%; maturing in 1.0 to 19.3 years)	5,697	15,185
Other (coupon interest range 3.9% to 5.1%; maturing in 1.0 to 45.6 years)	10,324	2,582
Total Bonds and Debentures	632,028	655,472

Equities

Equities include $87.5 million (2009 - $112.1 million - restated) invested in shares of private companies and $42.3 million (2009 - $47.4 million - restated) invested in Canadian and international equity markets for which the quoted market value is $50.1 million (2009 - $44.1 million - restated).  Investments in equities are as follows:

	2010	2009
Equities subject to significant influence
Meadow Lake OSB Limited Partnership	24,620	27,700
Other	21,583	25,236
Other
Crescent Point Energy Corporation	19,412	125
Premium Brands Income Fund	10,796	10,171
Wave Energy Ltd.	-	11,999
Other	53,373	84,308
Total Equities	129,784	159,539

Meadow Lake OSB Limited Partnership (ML OSB)

The Government, as a limited partner, holds a 25 per cent interest in ML OSB, an oriented strand board facility near Meadow Lake.  The Government has issued options to purchase its units of ML OSB, which, if exercised, would reduce the Government�s interest to 17.6 per cent.

Crescent Point Energy Corporation (CPE) / Wave Energy Ltd. (Wave)

During the year, CPE purchased all the outstanding shares of Wave.  The Government received 0.21 CPE shares for each Wave share held, resulting in a gain of $7.4 million.  The Government owns units in CPE with a quoted market value of $22.1 million (2009 - $0.1 million).  CPE is a conventional oil and gas producer with assets strategically focused in Western Canada.

 Government of Saskatchewan � 2009-10 Public Accounts  101

Summary Financial Statements

Other Investments (continued)

Premium Brands Income Fund

The Government owns units in Premium Brands Income Fund with a quoted market value of $17.0 million (2009 - $10.0 million).  Premium Brands Income Fund owns a broad range of leading branded specialty food businesses with manufacturing and distribution facilities located throughout Western Canada.

Pooled Investment Funds

Pooled investment funds represent the Government�s investment in units of various funds consisting primarily of debt and equities.

Loans and Advances

Loans and advances include loan agreements between the Government and companies in which the Government holds shares.

Other

Other investments include various fixed rate securities having a market value of $101.5 million (2009 - $40.5 million - restated).

102  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Accounts Payable and Accrued Liabilities			Schedule 5
As at March 31, 2010
(thousands of dollars)

		2010	2009
			(Restated)

Accrued salaries and benefits		608,935	443,638
Transfers
Operating 1		404,191	611,004
Capital		59,628	298,591
Supplier payments		378,571	308,919
Equalization and Canada Health and Social Transfer repayable to the federal
government		275,000	304,276
Accrued interest		114,179	135,702
Other		413,484	129,111
Total Accounts Payable and Accrued Liabilities		2,253,988	2,231,241

1	Includes transfers to the federal government of $150.1 million (2009 - $287.1 million).

Other Liabilities			Schedule 6
As at March 31, 2010
(thousands of dollars)

		2010	2009

Environmental		132,903	133,434
Funds held on behalf of government business enterprises and others
Liquor and Gaming Authority		44,094	45,330
Other		54,264	58,786
Capital leases (note 6)		40,351	36,537
Other		102,217	86,674
Total Other Liabilities		373,829	360,761

Unearned Revenue			Schedule 7
As at March 31, 2010
(thousands of dollars)

		2010	2009

Housing contributions		121,583	120,626
Education contributions		62,819	4,835
Health contributions		38,638	35,510
Motor vehicle licensing fees		37,366	37,416
Crown mineral leases		19,860	22,125
Other		41,035	30,456
Total Unearned Revenue		321,301	250,968

 Government of Saskatchewan � 2009-10 Public Accounts  103

Summary Financial Statements

Public Debt						Schedule 8
As at March 31, 2010
(thousands of dollars)

	2010			2009
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific	Public	General	Specific	Public
	Debt1 2 3	Debt 2	Debt	Debt1 2 3	Debt 2	Debt

General Revenue Fund	4,140,482	-	4,140,482	4,145,286	-	4,145,286
Less amounts held by
government service organizations	(43,732)	-	(43,732)	-	-	-
Saskatchewan Power Corporation 4	398,953	2,196,212	2,595,165	140,000	2,239,746	2,379,746
SaskEnergy Incorporated 4	253,237	569,023	822,260	222,500	585,003	807,503
Saskatchewan Telecommunications Holding
Corporation 4	29,500	262,151	291,651	28,900	269,260	298,160
Municipal Financing Corporation
of Saskatchewan 4	6,356	90,154	96,510	1,062	37,266	38,328
Boards of Education 5	87,332	-	87,332	-	-	-
Regional Health Authorities	74,717	-	74,717	75,254	-	75,254
Saskatchewan Water Corporation	50,973	-	50,973	41,412	-	41,412
Saskatchewan Housing Corporation	41,748	-	41,748	44,365	-	44,365
Saskatchewan Opportunities Corporation	34,536	-	34,536	37,543	-	37,543
Saskatchewan Gaming Corporation 4	-	20,178	20,178	-	19,376	19,376
Information Services Corporation
of Saskatchewan	13,547	-	13,547	13,547	-	13,547
CIC Asset Management Inc.	-	-	-	41,820	-	41,820
Other	1,643	-	1,643	3,899	-	3,899

Public Debt 1 6	5,089,292	3,137,718	8,227,010	4,795,588	3,150,651	7,946,239

1	On the Statement of Financial Position, public debt is presented net of government business enterprise specific debt of $3,137.7 million (2009 - $3,150.7 million).
2	General debt and government business enterprise specific debt are presented net of sinking funds.
3	General debt includes $82.5 million (2009 - $128.3 million) primarily secured by assets with a carrying value of $154.1 million (2009 - $200.8 million).
4	General debt of government business enterprises represents amounts transferred from the General Revenue Fund to government business enterprises and recorded as loans receivable (schedule 2).

Schedule 3 provides information on government business enterprises as presented in their audited financial statements closest to March 31, 2010.  Public debt of government business enterprises shown above has been adjusted for transactions occurring from the audited financial statements to March 31, 2010 as follows:

	2010			2009
	Government
	Business
	Enterprise	Transactions	Public	Public
	Debt	to March 31	Debt	Debt
	(schedule 3)a

Saskatchewan Power Corporation	2,597,327	(2,162)	2,595,165	2,379,746
SaskEnergy Incorporated	846,239	(23,979)	822,260	807,503
Saskatchewan Telecommunications Holding Corporation	270,968	20,683	291,651	298,160
Municipal Financing Corporation of Saskatchewan	95,665	845	96,510	38,328
Saskatchewan Gaming Corporation	21,513	(1,335)	20,178	19,376
Total Government Business Enterprises	3,831,712	(5,948)	3,825,764	3,543,113

a	Includes gross debt net of sinking funds reported on schedule 3.

104  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Public Debt (continued)	Schedule 8

5
As a result of legislative changes effective April 1, 2009, Boards of Education have been included in these financial statements and, accordingly, are not included in the comparative figures, as disclosed in note 10.

6
Public debt payable in U.S. dollars of 53.8 million (2009 - 64.2 million) has been restated to $54.6 million Canadian (2009 - $80.9 million) at the exchange rate in effect at March 31, 2010 of 1.0156 (2009 - 1.2602).

Public debt is comprised of gross debt net of sinking funds as follows:

	2010
	Gross	Sinking	Public
	Debta	Funds	Debt
		(schedule 9)

General Revenue Fund	6,427,008	(2,286,526)	4,140,482
Less amounts held by government service organizations	(43,732)	-	(43,732)
Saskatchewan Power Corporation	2,851,037	(255,872)	2,595,165
SaskEnergy Incorporated	880,999	(58,739)	822,260
Saskatchewan Telecommunications Holding Corporation	362,635	(70,984)	291,651
Municipal Financing Corporation of Saskatchewan	97,660	(1,150)	96,510
Boards of Education	87,332	-	87,332
Regional Health Authorities	74,717	-	74,717
Saskatchewan Water Corporation	54,475	(3,502)	50,973
Saskatchewan Housing Corporation	62,103	(20,355)	41,748
Saskatchewan Opportunities Corporation	34,783	(247)	34,536
Saskatchewan Gaming Corporation	20,178	-	20,178
Information Services Corporation of Saskatchewan	13,547	-	13,547
Other	1,643	-	1,643
Public Debt	10,924,385	(2,697,375)	8,227,010

a
The average effective interest rate on gross debt during 2009-10 was 6.7 per cent (2008-09 - 6.8 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures.  The average term to maturity of gross debt is 11.1 years (2009 - 11.9 years).

Debt principal payment requirements in each of the next five years and thereafter are as follows:

	2010	2009
Year of Maturity

Short-term promissory notes	650,000	154,197
2009-10	-	998,431
2010-11	678,616	663,381
2011-12	285,263	273,817
2012-13	1,186,233	1,173,259
2013-14	822,463	814,524
2014-15	926,434	-
6-10 years	1,325,946	2,042,232
Thereafter	5,049,430	5,190,635
Gross debta	10,924,385	11,310,476
Sinking funds	(2,697,375)	(3,364,237)
Public Debt	8,227,010	7,946,239

a
Gross debt includes debentures of $104.5 million (2009 - $130.5 million) that provide the holder with a choice of dates on which the debt matures.  The year of maturity reflects the earliest possible date of maturity rather than the maximum term to maturity.

Gross debt includes Canada Pension Plan debentures of $745.1 million (2009 - $745.1 million).  These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

 Government of Saskatchewan � 2009-10 Public Accounts  105

Summary Financial Statements

Sinking Funds						Schedule 9
As at March 31, 2010
(thousands of dollars)

	2009	2010
	Sinking				Currency	Sinking
	Funds	Contributions1	Earnings2	Redemptions3	Adjustment	Funds

General Revenue Fund	2,963,931		158,655	(843,662)	(52,312)	2,286,526
Saskatchewan Power Corporation	218,273		12,876	-	-	255,872
Saskatchewan Telecommunications Holding
Corporation	64,132		3,586	-	-	70,984
SaskEnergy Incorporated	48,227		2,930	-	-	58,739
Saskatchewan Housing Corporation	18,792		1,043	-	-	20,355
Saskatchewan Water Corporation	2,171		144	-	-	3,502
Municipal Financing Corporation of Saskatchewan	764		54	-	-	1,150
Saskatchewan Opportunities Corporation	-		10	-	-	247
Saskatchewan Crop Insurance Corporation	47,947		1,046	(48,993)	-	-
Total Sinking Funds 4	3,364,237		180,344	(892,655)	(52,312)	2,697,375

1
Annual contributions, established by Order in Council, are set at not less than one per cent of debentures outstanding.  The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification (see footnote 4) are as follows:

	2011	2012	2013	2014	2015	Thereafter	Total

General debta	58,285	58,285	47,931	47,931	41,045	383,439	636,916
Government business enterprise
specific debt	31,834	31,834	31,334	31,334	30,312	447,602	604,250
Total Sinking Fund Contributions	90,119	90,119	79,265	79,265	71,357	831,041	1,241,166

a	Each year includes contributions of 1.0 million U.S. dollars.
2	Sinking fund earnings include gains on investment sales of $67.9 million (2009 - $21.3 million).
3	The redemption value is based on the market value of the sinking fund units at the date of redemption.
4	The market value of total sinking funds is $2,701.8 million (2009 - $3,405.6 million).
Total sinking funds by debt classification are as follows:

	2009	2010
	Sinking				Currency	Sinking
	Funds	Contributions	Earnings	Redemptions	Adjustment	Funds

General debt	3,032,841	64,558	161,008	(892,655)	(52,312)	2,313,440
Government business enterprise specific debt	331,396	33,203	19,336	-	-	383,935
Total Sinking Funds	3,364,237	97,761	180,344	(892,655)	(52,312)	2,697,375

Sinking fund assets have been invested as follows:

	2010	2009
Long-term investments in securities of:
Governments of other provinces (coupon interest range 0.0% to 10.0%; maturing in 2.9 to 39.9 years)	1,165,580	1,563,200
Government of Saskatchewan (coupon interest range 0.0% to 10.3%; maturing in 3.2 to 30.2 years)	469,604	526,574
Government of Canada (coupon interest range 3.0% to 5.0%; maturing in 2.7 to 31.2 years)	464,899	148,606
Government of the United States (coupon interest range 3.6% to 4.5%; maturing in 9.9 to 29.6 years)	24,648	31,639
Corporations (coupon interest 5.0%; maturing in 3.6 years)	10,680	168,027
Cash, short-term investments and accrued interesta	561,964	926,191
Total Sinking Fundsb	2,697,375	3,364,237

a	Cash, short-term investments and accrued interest are disclosed net of $0.6 million (2009 - $0.8 million) in liabilities.
b
Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $224.7 million Canadian (2009 - $265.7 million) at the exchange rate in effect at March 31, 2010 of 1.0156 (2009 - 1.2602).

 106  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Pension Liabilities					Schedule 10
As at March 31, 2010
(thousands of dollars)

	2010				2009
	TSP1	PSSP	Others	Total	Total
					(Restated)
Accrued benefit obligation,
beginning of year	5,040,014	1,855,981	352,821	7,248,816	7,185,236
Adjustment for the inclusion of Boards
of Education (note 10)	-	-	71,396	71,396	-
Current period benefit cost	42,422	12,269	8,662	63,353	65,790
Plan amendment	-	-	(173)	(173)	2,339
Interest cost	261,120	94,804	19,496	375,420	373,178
Actuarial losses	122,643	52,792	5,491	180,926	25,994
Joint defined benefit plan (SHEPP)2	-	-	78,851	78,851	32,669
Benefit payments	(314,150)	(117,196)	(26,479)	(457,825)	(436,390)
Accrued Benefit Obligation, End of Year	5,152,049	1,898,650	510,065	7,560,764	7,248,816
Plan assets, beginning of year	1,289,407	-	197,483	1,486,890	1,636,657
Adjustment for the inclusion of Boards
of Education (note 10)	-	-	72,011	72,011	-
Employer contributions	53,527	114,078	8,432	176,037	167,192
Employee contributions	11,191	3,118	1,854	16,163	17,309
Return on plan assets	81,495	-	12,220	93,715	99,054
Actuarial gains	52,688	-	2,326	55,014	3,068
Benefit payments	(314,150)	(117,196)	(26,479)	(457,825)	(436,390)
Plan Assets, End of Year 3	1,174,158	-	267,847	1,442,005	1,486,890
	3,977,891	1,898,650	242,218	6,118,759	5,761,926
Unamortized estimation adjustments 4	(172,364)	(65,801)	(8,824)	(246,989)	(312,602)
Total Pension Liabilities 5	3,805,527	1,832,849	233,394	5,871,770	5,449,324

1	The TSP had an actual rate of return on plan assets of 15.0 per cent (2009 - negative 12.9 per cent).
2
 The joint defined benefit plan includes only the Government�s employer portion of the pension liability.  At December 31, 2009, the SHEPP had a total accrued benefit obligation of $3,779.5 million (2008 - $3,510.2 million) and pension fund assets of $3,278.5 million (2008 - $3,141.7 million) at market related values and unamortized estimation adjustment losses of $274.0 million (2008 - $301.3 million).  The pension liability would increase by $675.3 million or would decrease by $544.5 million if the discount rate was decreased or increased by one percentage point respectively.  The market value of the pension fund investments was $2,942.7 million (2008 - $2,512.8 million).  Of this amount 36.6 per cent (2008 - 45.1 per cent) was invested in fixed income securities and 59.2 per cent (2008 - 53.2 per cent) in equity investments.  The plan assets had an actual rate of return of 14.6 per cent (2008 - negative 20.0 per cent).  The Government and member contributions to the plan totalled $93.6 million (2008 - $77.8 million) and $89.9 million (2008 - $75.4 million) respectively.  Benefit payments from the plan totalled $130.0 million (2008 - $116.3 million).

3
At March 31, 2010, the market value of defined benefit plan investments was $1,299.4 million (2009 - $1,328.6 million).  Of this amount 43.0 per cent (2009 - 42.5 per cent) was invested in fixed income securities and 48.1 per cent (2009 - 42.2 per cent) in equity investments.

4
 Unamortized estimation adjustments are amortized to pension expense over periods ranging from 3.7 to 4.7 years for the TSP, from 1.5 to 3.9 years for the PSSP, and from 1.5 to 13 years for the other plans.  These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.

5
 The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2010 for the defined benefit plans and December 31, 2009 for the joint defined benefit plan.  Changes in assumptions can result in significantly higher or lower estimates of pension liabilities.  A one percentage point decrease in the discount rate would result in a $629.5 million and $220.2 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $519.3 million and $184.2 million decrease in the pension liabilities for the TSP and the PSSP respectively.

 Government of Saskatchewan � 2009-10 Public Accounts   107

Summary Financial Statements

Tangible Capital Assets								Schedule 11
As at March 31, 2010
(thousands of dollars)

	2010							2009
	Land &	Buildings &	Machinery	Trans-	Office &
	Improve-	Improve-	&	portation	Information	Infra-
	ments	ments	Equipment	Equipment	Technology	structure	Total	Total
	3 years-
Estimated useful life	Indefinite	3-50 years	2-33 years	3-40 years	2-25 years	3-60 years

Opening Net Book Value of
Tangible Capital Assets1	299,061	1,674,816	351,143	208,728	148,308	2,098,390	4,780,446	4,516,287

Opening cost	321,418	3,064,273	1,085,168	335,932	439,428	3,872,725	9,118,944	8,604,851
Adjustment for:
Boards of Education (note 10)	119,164	1,787,093	-	130,202	175,675	-	2,212,134	-
Other 3	(589)	121	(41,270)	81	7	(6,677)	(48,327)	-
Acquisitions	27,177	265,187	86,320	42,709	80,869	270,509	772,771	626,596
Write downs	(1,263)	(1,811)	(3,385)	(279)	(10,547)	-	(17,285)	(21,147)
Disposals	(20,370)	(18,800)	(19,466)	(18,558)	(6,818)	(27,304)	(111,316)	(91,356)
Closing cost 2	445,537	5,096,063	1,107,367	490,087	678,614	4,109,253	11,926,921	9,118,944

Opening accumulated amortization	22,357	1,389,457	734,025	127,204	291,120	1,774,335	4,338,498	4,088,564
Adjustment for:
Boards of Education (note 10)	22,143	851,399	-	69,708	107,450	-	1,050,700	-
Other 3	38	22,683	(20,883)	8	3	(2,061)	(212)	-
Annual amortization	3,278	144,709	63,180	29,785	64,256	111,026	416,234	323,438
Write downs	-	(897)	(2,538)	(191)	(9,027)	-	(12,653)	(5,046)
Disposals	(40)	(16,421)	(17,447)	(9,747)	(6,585)	(27,018)	(77,258)	(68,458)
Closing accumulated amortization	47,776	2,390,930	756,337	216,767	447,217	1,856,282	5,715,309	4,338,498

Closing Net Book Value of
Tangible Capital Assets 1	397,761	2,705,133	351,030	273,320	231,397	2,252,971	6,211,612	4,780,446

1	Net book value of tangible capital assets does not include the following:
�	works of art and historical treasures, such as the Legislative Building;
�	items inherited by right of the Crown, such as Crown lands, forests, water and mineral resources, which are not recognized in these financial statements; and
�	capital assets held by government business enterprises (schedule 3).
2	Closing cost includes work-in-progress of $342.4 million (2009 - $285.6 million).
3	Reduction in net book value of $48.1 million represents the loss of control of Big Sky Farms Inc. net of the gain of control of a health care affiliate.

108  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Revenue		Schedule 12
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009
Taxation
Individual income	1,890,848	1,844,226
Provincial sales	1,084,001	1,108,628
Corporation income	881,424	591,930
Property	595,150	1,689
Fuel	441,533	429,162
Tobacco	196,868	199,072
Other	237,599	257,977
Total Taxation	5,327,423	4,432,684

Non-renewable Resources
Oil	1,294,670	1,616,071
Resource surcharge	475,632	458,299
Crown land sales	151,455	928,245
Natural gas	40,078	125,922
Potash	(183,887)	1,364,463
Other	132,676	119,408
Total Non-renewable Resources	1,910,624	4,612,408

Other Own-source Revenue
Investment income
Interest and dividends	273,292	247,301
Gain on sale of other investments (schedule 16)	36,474	685,266
(Losses) earnings from equities (schedule 16)	(5,973)	59,251
Fees
Motor vehicle licensing	158,303	151,143
Health care	153,240	145,269
Education	125,271	52,508
Subsidized housing rental	94,777	98,683
Other	362,140	356,891
Insurance	213,921	230,699
Commodity sales	82,931	91,633
Other	507,304	459,151
Total Other Own-source Revenue	2,001,680	2,577,795
Total Own-source Revenue	9,239,727	11,622,887

Transfers from the Federal Government
Canada Health Transfer	819,262	823,496
Canada Social Transfer	334,976	338,301
Crop insurance contributions	158,855	167,888
Agricultural stability contributions	138,779	8,099
Housing subsidy	77,642	66,350
Other	473,533	562,058
Total Transfers from the Federal Government	2,003,047	1,966,192
Total Revenue	11,242,774	13,589,079

 Government of Saskatchewan � 2009-10 Public Accounts  109

Summary Financial Statements

Debt Charges		Schedule 13
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Total interest costs	992,789	1,022,620
Interest reimbursed from government business enterprises1	(223,675)	(229,133)
Net foreign exchange (gain) loss	(511)	5,526
Other costs	5,289	5,419
Total Debt Charges	773,892	804,432
1	Interest reimbursed for debt borrowed by the Government specifically on behalf of government business enterprises.

Expense by Object		Schedule 14
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Salaries and benefits	5,131,319	3,286,619
Transfers
Operating	3,300,646	4,147,326
Capital	474,904	805,855
Operating costs	1,972,653	1,525,842
Debt charges (schedule 13)	773,892	804,432
Amortization of tangible capital assets (schedule 11)	416,234	323,438
Other	415,970	412,850
Total Expense	12,485,618	11,306,362

Comparison of Estimated to Actual Results			Schedule 15
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Estimated 1	Actual 1	Actual
Treasury Board Organizations
General Revenue Fund	424,500	424,500	2,388,863
Growth and Financial Security Fund	(9,086)	(256,795)	(418,930)
Other Treasury Board Organizations2	(437,618)	(425,719)	23,037
	(22,204)	(258,014)	1,992,970
CIC Board Organizations2	(51,698)	(424,789)	842,293
	(73,902)	(682,803)	2,835,263
Not-for-Profit Insurance Organizations	49,146	273,558	132,767
(Deficit) Surplus	(24,756)	(409,245)	2,968,030
1
Presented on the basis of the summary financial budget.  As a result of legislative changes effective April 1, 2009, Boards of Education have been included in these financial statements and, accordingly, are not included in the summary financial budget or, as disclosed in note 10, the comparative figures.

2	Net of dividends paid to other government organizations.

110   Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Gains and Losses on Other Investments		Schedule 16
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

(Losses) Earnings from Equities
Saskferco Products Inc.	-	69,404
Other	(5,973)	(10,153)
	(5,973)	59,251
Gain on sale of other investments
Saskferco Products Inc.	-	679,776
Other	36,474	5,490
	36,474	685,266
(Provision for) recovery of loss	(10,246)	313
Net Gain on Other Investments	20,255	744,830

Other Non-cash Items Included in (Deficit) Surplus		Schedule 17
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Amortization of tangible capital assets (schedule 11)	416,234	323,438
Net increase (reduction) to provision for loss on loans receivable (schedule 2)	10,864	(2,935)
Write downs of tangible capital assets (schedule 11)	4,632	16,101
Net foreign exchange (gain) loss	(511)	5,526
Net gain on other investments (schedule 16)	(20,255)	(744,830)
Net (gain) loss on disposal of tangible capital assets	(20,574)	4,901
Earnings retained in sinking funds (schedule 9)	(161,008)	(82,438)
Total Other Non-cash Items Included in (Deficit) Surplus	229,382	(480,237)

Net Change in Non-cash Operating Activities		Schedule 18
For the Year Ended March 31, 2010
(thousands of dollars)

	2010	2009

Increase in accounts receivable	(263,903)	(195,348)
Decrease (increase) in inventories held for resale	31,161	(11,045)
Decrease in deferred charges	5,203	5,885
Increase in accounts payable and accrued liabilities	22,747	431,683
Increase in unearned revenue	70,333	5,580
Increase in pension liabilities	422,446	391,068
Increase in prepaid expenses	(10,354)	(657)
Increase in inventories held for consumption	(32,984)	(727)
	244,649	626,439
Adjustment for inclusion of Boards of Education (note 10)	323,133	-
Net Change in Non-cash Operating Activities	567,782	626,439

 Government of Saskatchewan � 2009-10 Public Accounts  111

Summary Financial Statements

Segment Disclosure
For the Year Ended March 31, 2010
(thousands of dollars)

	Treasury Board Organizations 1

	2010	2009
Revenue
Taxation	5,327,423	4,432,684
Non-renewable resources	1,910,624	4,612,408
Transfers from government organizations	755,000	365,000
Other own-source revenue	1,596,504	1,391,907
Transfers from the federal government	1,725,571	1,798,304
Total Revenue (schedule 12)	11,315,122	12,600,303

Expense
Agriculture	414,320	446,107
Community development	572,648	575,581
Debt charges (schedule 13)	768,062	797,743
Economic development	214,709	186,680
Education	2,913,588	2,267,852
Environment and natural resources	202,365	440,639
Health	4,519,904	4,029,312
Protection of persons and property	436,028	401,675
Social services and assistance	1,033,985	928,851
Transportation	473,333	549,361
Other	448,972	430,213
Total Expense (schedule 14)	11,997,914	11,054,014
(Deficit) surplus from government service organizations	(682,792)	1,546,289
Income (loss) from government business enterprises (schedule 3)	424,778	446,681
(Deficit) surplus (schedule 15)	(258,014)	1,992,970

The segments of the Summary financial statements are based on the accountability and control relationships between the Government and the various organizations within the government reporting entity.  Schedule 20 identifies the organizations included in each segment.

1
Treasury Board organizations include the General Revenue Fund, Growth and Financial Security Fund and organizations such as Regional Health Authorities, Boards of Education and Liquor and Gaming Authority.  As a result of legislative changes effective April 1, 2009, Boards of Education have been included in these financial statements and, accordingly, are not included in the comparative figures, as disclosed in note 10.

2
CIC Board organizations are agencies that are responsible to the Crown Investment Corporation of Saskatchewan (CIC) and include organizations such as Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation and CIC Asset Management Inc.

3
Not-for-profit insurance organizations are intended to be actuarially sound over the long term.  They typically adjust their rates to break even over the longer term and include Saskatchewan Auto Fund, Saskatchewan Crop Insurance Corporation, Crop Reinsurance Fund of Saskatchewan and Workers� Compensation Board (Saskatchewan).

112  Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

							Schedule 19

CIC Board Organizations2		Not-for-Profit Insurance Organizations3		Eliminations		Total

2010	2009	2010	2009	2010	2009	2010	2009

-	-	-	-	-	-	5,327,423	4,432,684
-	-	-	-	-	-	1,910,624	4,612,408
-	240,000	235,264	151,965	(990,264)	(756,965)	-	-
224,828	995,636	180,348	194,248	-	(3,996)	2,001,680	2,577,795
-	-	277,476	167,888	-	-	2,003,047	1,966,192
224,828	1,235,636	693,088	514,101	(990,264)	(760,961)	11,242,774	13,589,079

65,497	86,527	382,336	345,992	(234,379)	(151,965)	627,774	726,661
-	-	-	-	-	-	572,648	575,581
6,715	7,147	-	3,538	(885)	(3,996)	773,892	804,432
64,487	37,896	-	-	-	-	279,196	224,576
-	-	-	-	-	-	2,913,588	2,267,852
22,830	70,986	-	-	-	(240,000)	225,195	271,625
-	-	-	-	-	-	4,519,904	4,029,312
42,511	42,439	-	-	-	-	478,539	444,114
-	-	-	-	-	-	1,033,985	928,851
26,285	24,270	-	-	-	-	499,618	573,631
112,307	29,514	-	-	-	-	561,279	459,727
340,632	298,779	382,336	349,530	(235,264)	(395,961)	12,485,618	11,306,362
(115,804)	936,857	310,752	164,571	(755,000)	(365,000)	(1,242,844)	2,282,717
446,015	270,436	(37,194)	(31,804)	-	-	833,599	685,313
330,211	1,207,293	273,558	132,767	(755,000)	(365,000)	(409,245)	2,968,030

 Government of Saskatchewan � 2009-10 Public Accounts   113

Summary Financial Statements

Government Reporting Entity	Schedule 20
For the Year Ended March 31, 2010

Government Service Organizations (Consolidated)

Agricultural Credit Corporation of Saskatchewan	General Revenue Fund
Agricultural Implements Board	Global Transportation Hub Authority 1
Beef Development Board	Government House Foundation
Board of Governors, Uranium City Hospital 2	Gradworks Inc. 5d 6a
Boards of Education 3 5c	Growth and Financial Security Fund
Chinook School Division No. 211	Health Quality Council
Christ the Teacher Roman Catholic Separate School Division No. 212	Horned Cattle Fund Individual Cattle Feeder Loan Guarantee Provincial Assurance Fund
Conseil des �coles fransaskoises no. 310	Information Services Corporation of Saskatchewan 5d 6a
Creighton School Division No. 111	Innovation Saskatchewan 1
Englefeld Protestant Separate School Division No. 132	Institutional Control Monitoring and Maintenance Fund
Good Spirit School Division No. 204	Institutional Control Unforeseen Events Fund
Holy Family Roman Catholic Separate School Division No. 140	Law Reform Commission of Saskatchewan
Holy Trinity Roman Catholic Separate School Division No. 22	Livestock Services Revolving Fund
Horizon School Division No. 205	Milk Control Board 5d
Ile-a-la Crosse School Division No. 112	Mistik Forest Management Trust
Light of Christ Roman Catholic Separate School Division No. 16	North Sask Laundry and Support Services Ltd.
Living Sky School Division No. 202	Northern Municipal Trust Account 4b 5d
Lloydminster Roman Catholic Separate School Division No. 89	Oil and Gas Orphan Fund
Lloydminster School Division No. 99	Operator Certification Board
North East School Division No. 200	Pastures Revolving Fund
Northern Lights School Division No. 113	Physician Recruitment Agency of Saskatchewan 1
Northwest School Division No. 203	Prairie Agricultural Machinery Institute
Prairie South School Division No. 210	Public Employees Benefits Agency Revolving Fund
Prairie Spirit School Division No. 206	Public Employees Dental Fund 5d
Prairie Valley School Division No. 208	Public Employees Disability Income Fund 5d
Prince Albert Roman Catholic Separate School Division No. 6	Public Employees Group Life Insurance Fund 5d
Regina Roman Catholic Separate School Division No. 81	Queen�s Printer Revolving Fund
Regina School Division No. 4	Regional Colleges 5a
Saskatchewan Rivers School Division No. 119	Carlton Trail Regional College
Saskatoon School Division No. 13	Cumberland Regional College
South East Cornerstone School Division No. 209	Great Plains College
St. Augustine Roman Catholic Separate School Division No. 220	Northlands College
St. Paul's Roman Catholic Separate School Division No. 20	North West Regional College
Sun West School Division No. 207	Parkland Regional College
Cattle Marketing Deductions Fund	Southeast Regional College
Century Plaza Properties (The Owners: Condominium Corporation	Regional Health Authorities
No. 101100609)	Cypress Regional Health Authority
CIC Apex Equity Holdco Ltd. 5d 6a	Five Hills Regional Health Authority
CIC Asset Management Inc. 4a 5d 6a	Heartland Regional Health Authority
CIC Economic Holdco Ltd. 5d 6a	Keewatin Yatth� Regional Health Authority
Commercial Revolving Fund	Kelsey Trail Regional Health Authority
Community Initiatives Fund	Mamawetan Churchill River Regional Health Authority
Correctional Facilities Industries Revolving Fund	Prairie North Regional Health Authority
Criminal Property Forfeiture Fund 1	Prince Albert Parkland Regional Health Authority
Crop Reinsurance Fund of Saskatchewan 6b	Regina Qu'Appelle Regional Health Authority
Crown Investments Corporation of Saskatchewan (non-consolidated) 5d 6a	Saskatoon Regional Health Authority Sun Country Regional Health Authority
Enterprise Saskatchewan	Sunrise Regional Health Authority
Extended Health Care Plan for Certain Other Employees 5d	Saskatchewan Agricultural Stabilization Fund
First Nations and M�tis Fund Inc. 5d 6a	Saskatchewan Apprenticeship and Trade Certification Commission 5a
Fish and Wildlife Development Fund

114   Government of Saskatchewan � 2009-10 Public Accounts

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 20

Government Service Organizations (Consolidated) (continued)

Saskatchewan Archives Board	Saskatchewan Lotteries Trust Fund for Sport, Culture and
Saskatchewan Arts Board	Recreation
Saskatchewan Association of Health Organizations	Saskatchewan Opportunities Corporation 5d 6a
Saskatchewan Cancer Agency	Saskatchewan Research Council
Saskatchewan Centre of the Arts Fund	Saskatchewan Snowmobile Fund
Saskatchewan Communications Network Corporation	Saskatchewan Student Aid Fund
Saskatchewan Crop Insurance Corporation 6b	Saskatchewan Transportation Company 5d 6a
Saskatchewan Development Fund Corporation 5d 6a	Saskatchewan Water Corporation 5d 6a
Saskatchewan Financial Services Commission Fund 1	Saskatchewan Watershed Authority
Saskatchewan Grain Car Corporation 5b	Saskatchewan Western Development Museum
Saskatchewan Health Information Network	Sask911 Account
Saskatchewan Health Research Foundation	School Division Tax Loss Compensation Fund 3
Saskatchewan Heritage Foundation	Technology Supported Learning Revolving Fund
Saskatchewan Housing Corporation 5d	Training Completions Fund
Saskatchewan Impaired Driver Treatment Centre Board of	Transportation Partnerships Fund
Governors	University of Regina Crown Foundation
Saskatchewan Institute of Applied Science and Technology 5a	University of Saskatchewan Crown Foundation
Saskatchewan Labour Market Commission	Victims� Fund
Saskatchewan Legal Aid Commission	Water Appeal Board

Government Business Enterprises (Modified Equity)
Liquor and Gaming Authority
Municipal Financing Corporation of Saskatchewan 5d
Saskatchewan Auto Fund 5d 6b
Saskatchewan Gaming Corporation 5d 6a
Saskatchewan Government Insurance 5d 6a
Saskatchewan Power Corporation 5d 6a
Saskatchewan Telecommunications Holding Corporation 5d 6a
SaskEnergy Incorporated 5d 6a
Workers� Compensation Board (Saskatchewan) 5d 6b

1	Organization established during 2009-10.

2	Organization wound up during 2009-10.

3	Organization determined to be part of the government reporting entity during 2009-10.

4	Organization�s name changed during 2009-10 from: a Investment Saskatchewan Inc.; b Northern Revenue Sharing Trust Account.

The year-ends of certain organizations differ from March 31, 2010: a June 2009; b July 2009; c August 2009;

6
For segment disclosure (schedule 19) certain organizations are classified into categories other than Treasury Board Organizations as follows:  a CIC Board Organizations; b Not-for-Profit Insurance Organizations.

 Government of Saskatchewan � 2009-10 Public Accounts    115

Supplementary Information (unaudited)

Supplementary Information

Growth and Financial Security Fund
Schedule of Transfers and Accumulated Balance
For the Year Ended March 31, 2010
(thousands of dollars)

	2010		2009
	Budget	Actual	Actual

Balance, beginning of year	1,215,094	1,215,094	-
Transfer of Fiscal Stabilization Fund balance	-	-	1,528,934
Transfer of Saskatchewan Infrastructure Fund balance	-	-	105,090
	1,215,094	1,215,094	1,634,024
Transfer from the General Revenue Fund	207,707	83,853	984,967
Transfer to the General Revenue Fund	(216,793)	(340,648)	(1,403,897)
Balance, End of Year	1,206,008	958,299	1,215,094

The Growth and Financial Security Fund (Fund) was established May 14, 2008, by The Growth and Financial Security Act.  Pursuant to this legislation, the balances of the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund were transferred to the Fund.

The purposes of the Fund are:

�	to assist in the achievement of the Province�s long-term objectives by providing for financial security of the Government from year to year; and
�	to provide a source of funds that are available for programs that have been identified as promoting or enhancing the economic development of the Province.

In accordance with The Growth and Financial Security Act, the Fund receives 50 per cent of the pre-transfer surplus of the General Revenue Fund (GRF) in any fiscal year.  This legislation also permits Treasury Board to approve other transfers between the Fund and the GRF.

Transfers to the Fund from the GRF are statutory disbursements.  Amounts transferred to the GRF from the Fund are available for expenses subsequent to receiving required approval from the Legislative Assembly.

In accordance with The Growth and Financial Security Act, all earnings on the Fund�s investments are credited to the GRF.  For 2009-10, this amount was $51.1 million (2009 - $44.4 million).

The Fund�s assets have been invested in fixed income securities as follows:

	2010	2009
Long-term investments in securities of:
Government of Saskatchewan (coupon interest 0.0%; maturing in 4.0 years)	43,732	9,091
Government of Canada (coupon interest range 2.8% to 3.0%; maturing in 4.5 to 5.0 years)	20,974	-
Other provincial governments (coupon interest range 0.0% to 8.5%; maturing in 2.5 to 6.7 years)	343,714	242,309
Canadian chartered banks and other corporations (coupon interest range 3.0% to 5.0%;
maturing in 1.1 to 5.0 years)	143,599	261,150
Cash, accounts receivable, short-term investments and accrued interest	406,280	702,544
Total Growth and Financial Security Fund	958,299	1,215,094

The portfolio investments noted above are accounted for using the cost method.  Under this approach, the Fund earned an annualized return of 4.3 per cent (2009 - 3.6 per cent).

The market value of the Fund�s net assets at March 31, 2010 is $957.6 million (2009 - $1,235 million).

 Government of Saskatchewan � 2009-10 Public Accounts   119

Supplementary Information

General Revenue Fund � Public Issue Debentures
As at March 31, 2010
(dollars)

		Interest						Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding	Sinking Fund		2009-10

July 15/05	July 15/10	2.50	Annual	Can.	GRF	7,590,100	7,590,100	�		�
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 2.50%;
The Province reserves the right to increase the interest rate after
July 14, 2006; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 1/00	Sept. 1/10	6.15	Semiannual	Can.	GRF	380,000,000
					SaskTel	90,000,000
					SaskEnergy	80,000,000	550,000,000	406,521,562		5,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

July 15/06	July 15/11	4.00	Annual	Can.	GRF	50,739,700	50,739,700	�		�
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 4.00%;
The Province reserves the right to increase the interest rate after
July 14, 2007; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

June 10/03	Sept. 5/11	4.75-5.80	Semiannual	Can.	GRF	104,500,000	104,500,000	62,760,668		1,045,000
(Canadian medium term note; Extendible at the option of the holder to
September 5, 2033; This note pays interest at 4.75% to September 5,
2011, and 5.80% thereafter; This book-based note is held in the
Canadian Depository for Securities)

July 15/07	July 15/12	4.20	Annual	Can.	GRF	179,280,500	179,280,500	�		�
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 4.20%;
The Province reserves the right to increase the interest rate after
July 14, 2008; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 20/02	Dec. 3/12	5.25	Semiannual	Can.	GRF	300,000,000
					SaskEnergy	50,000,000	350,000,000	283,673,973		3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 2/93	Feb. 1/13	7.613	Semiannual	Can.	GRF	568,212,000	568,212,000	516,037,170		5,682,120
(The original 8% 400,000,000 U.S. dollar debentures have been swapped into Canadian dollars at an interest rate of 7.613%; Non-callable; Payable in New York)

June 17/03	June 17/13	4.75	Annual	Can.	GRF	195,000,000
					MFC	5,000,000	200,000,000	95,773,883		2,000,000
(Euro medium term note; Non-callable; Payable in London)

July 20/93	July 15/13	7.375	Semiannual	U.S.	GRF	50,000,000	*	49,282,567	*	�
		7.809		Can.	Sask Power	97,147,500
		7.753		Can.	GRF	228,639,500	375,787,000	47,451,553		3,907,900
(175,000,000 U.S. dollars of the GRF's 225,000,000 U.S. dollar share of the
7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.753%. Interest payments on the remaining 50,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of 7.912%;
Sask Power's 75,000,000 U.S. dollar share of the 7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.809%;
Non-callable; Payable in New York)

July 15/08	July 15/13	2.50	Annual	Can.	GRF	3,186,000	3,186,000	�		�
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest rate of 2.50%;
The Province reserves the right to increase the interest rate after
July 14, 2009; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

120   Government of Saskatchewan � 2009-10 Public Accounts

Supplementary Information

General Revenue Fund � Public Issue Debentures (continued)

		Interest						Equity of	Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue	Applicable	Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding	Sinking Fund	2009-10

Sept. 30/03	Dec. 3/13	4.90	Semiannual	Can.	GRF	150,000,000
					SaskEnergy	50,000,000	200,000,000	14,060,807	2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 14/91	April 10/14	10.25	Semiannual	Can.	GRF	583,916,000	583,916,000	217,028,846	5,839,160
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

June 22/04	June 3/14	5.25	Semiannual	Can.	GRF	250,000,000
					SaskEnergy	50,000,000	300,000,000	17,507,798	3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

July 15/09	July 15/14	1.00	Annual	Can	GRF	3,224,200	3,224,200	�	�
(Savings Bonds; Redeemable annually at the option of the holder or any time on the death of the holder; The bonds pay a minimum interest of 1.00%;
The Province reserves the right to increase the interest rate after July 14,
2010; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

June 3/05	Dec. 3/15	4.25	Semiannual	Can.	GRF	145,000,000
					SaskEnergy	50,000,000
					MFC	5,000,000	200,000,000	11,320,650	2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Nov.15/05	Jan. 15/16	4.305	Semiannual	Can.	GRF	274,654,700	274,654,700	12,051,420	2,746,575
(The original 2.125% 300,000,000 Swiss Franc debentures have been swapped into Canadian dollars at an interest rate of 4.305%; Non-callable;
Payable in Zurich)

Aug. 23/06	Aug. 23/16	4.50	Semiannual	Can.	GRF	255,000,000
					SaskEnergy	45,000,000	300,000,000	9,863,934	3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 17/96	Sept. 17/16	8.08	Semiannual	Can.	GRF	10,309,000	10,309,000	�	�

(Canadian medium term serial note; Payable in annual instalments;
Non-callable; Payable in Regina)

Sept. 5/07	Sept. 5/17	4.65	Semiannual	Can.	GRF	160,000,000
					SaskEnergy	40,000,000	200,000,000	4,243,909	2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

June 17/04	June 17/19	5.50	Semiannual	Can.	GRF	33,000,000	33,000,000	1,925,858	330,000
(Canadian medium term note; After June 17, 2014, this note pays interest at the three month bankers' acceptance rate less 0.245%; Non-callable;
This book-based note is held in the Canadian Depository for Securities)

Aug. 3/04	June 17/19	5.50	Semiannual	Can.	GRF	26,000,000	26,000,000	17,778,302	260,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

 Government of Saskatchewan � 2009-10 Public Accounts   121

Supplementary Information

General Revenue Fund � Public Issue Debentures (continued)

		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount		Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding		Outstanding	Sinking Fund		2009-10

Dec. 20/90	Dec. 15/20	9.375	Semiannual	U.S.	GRF	45,000,000	*		32,198,912	*	�
		9.653		Can.	GRF	65,972,500
		10.08		Can.	SaskTel	126,600,000
		9.965		Can.	Sask Power	128,797,500		366,370,000	68,972,158		3,753,500
(55,000,000 U.S. dollars of the GRF's 100,000,000 U.S. dollar share of the
9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.653%. Interest payments on the remaining 45,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of
9.653%. SaskTel's 100,000,000 U.S. dollar share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 10.08%;
Sask Power's 100,000,000 U.S. dollar share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.965%;
Non-callable; Payable in New York)

Feb. 26/91	Feb. 15/21	9.254	Semiannual	Can.	GRF	147,600,000			13,781,430		2,460,000
		9.125		U.S.	GRF	80,000,000	*	227,600,000	63,449,059	*	�
(120,000,000 U.S. dollars of this debenture issue has been swapped into
Canadian dollars at an interest rate of 9.254%. Interest payments on the remaining 80,000,000 U.S. dollars have been swapped into Canadian dollars at an interest rate of 9.254%; Non-callable; Payable in New York)

Feb. 4/92	Feb. 4/22	9.60	Semiannual	Can.	Sask Power	240,000,000
					GRF	15,000,000		255,000,000	84,267,854		2,550,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

July 21/92	July 15/22	8.50	Semiannual	U.S.	GRF	100,000,000	*		76,316,714	*	1,152,000
		8.942		Can.	Sask Power	256,320,000		356,320,000	24,096,927		2,563,200
(Interest payments on the GRF's 100,000,000 U.S. dollar share of the 8.50%
debenture issue have been swapped into Canadian dollars at an interest rate of 8.497%; Sask Power's 200,000,000 U.S. dollar share of the 8.50%
debenture issue has been swapped into Canadian dollars at an interest rate of 8.942%; Non-callable; Payable in New York)

May 30/95	May 30/25	8.75	Semiannual	Can.	Sask Power	100,000,000
					SaskEnergy	75,000,000		175,000,000	40,546,432		1,750,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

Dec. 4/98	March 5/29	5.75	Semiannual	Can.	GRF	250,000,000
					SaskTel	75,000,000
					SaskEnergy	25,000,000		350,000,000	48,304,431		3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 24/99	March 5/29	5.60	Semiannual	Can.	SaskTel	35,000,000
					SaskEnergy	25,000,000		60,000,000	2,608,606		600,000
(Canadian medium term note; Non-callable; This book-based note is held in the
Canadian Depository for Securities)

Jan. 25/00	Jan. 25/30	6.35	Semiannual	Can.	GRF	199,995,000		199,995,000	25,913,470		2,000,000
(Canadian medium term note; This book-based note is held in the Canadian
Depository for Securities)

Feb. 17/00	Jan. 25/30	6.25	Semiannual	Can.	GRF	25,000,000		25,000,000	3,350,048		250,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Dec. 10/01	Sept. 5/31	6.40	Semiannual	Can.	GRF	190,000,000
					Sask Power	300,000,000
					SaskEnergy	60,000,000		550,000,000	54,626,483		5,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

122   Government of Saskatchewan � 2009-10 Public Accounts

Supplementary Information

General Revenue Fund � Public Issue Debentures (continued)

		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue		Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding		Sinking Fund		2009-10

Feb. 13/02	Feb. 13/32	6.30	Semiannual	Can.	GRF	29,954,000	29,954,000		6,309,017		299,540
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

May 12/03	Sept. 5/33	5.80	Semiannual	Can.	GRF	150,000,000
					Sask Power	300,000,000	450,000,000		32,184,729		4,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Aug. 12/04	Sept. 5/35	5.60	Semiannual	Can.	GRF	200,000,000
					Sask Power	200,000,000	400,000,000		23,005,031		4,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 15/05	March 5/37	5.00	Semiannual	Can.	SaskEnergy	25,000,000
					Sask Power	400,000,000	425,000,000		22,472,349		4,250,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

May 26/06	June 1/40	4.75	Semiannual	Can.	GRF	325,000,000
					SaskEnergy	75,000,000
					Sask Power	450,000,000	850,000,000		17,828,625		8,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 16/02	Sept. 5/42	5.70	Semiannual	Can.	GRF	50,000,000	50,000,000		4,352,845		500,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Adjustment							4,290,000	*	3,451,457	*	�
Total							9,294,928,200		2,415,319,477		90,938,995

*	Adjustment to reflect conversion of debentures and related sinking funds quoted in foreign currencies to Canadian dollars using the exchange rate in effect at March 31, 2010 (U.S. $1.0156)
**	Sinking fund contributions to U.S. dollar sinking funds are made in U.S. dollars. Contributions are shown at the cost in Canadian dollars to purchase U.S. dollars equal to the contribution amount.

 Government of Saskatchewan � 2009-10 Public Accounts   123

Supplementary Information

General Revenue Fund � Debentures Issued to the Minister of Finance of Canada
As at March 31, 2010
(dollars)

		Interest	Amount
Date of Issue	Date of Maturity	Rate %	Outstanding

Canada Pension Plan Investment Fund*
April 1990 - March 1991	April 2010 - March 2011	10.85	90,318,000
April 1991 - March 1992	April 2011 - March 2012	9.92	90,664,000
April 1992 - March 1993	April 2012 - March 2013	9.37	62,705,000
April 1999 - March 2000	April 2019 - March 2020	6.34	46,335,000
April 2000 - March 2001	April 2020 - March 2021	6.54	75,553,000
April 2002 - March 2003	April 2022 - March 2023	5.89	41,182,000
April 2003 - March 2004	April 2023 - March 2024	5.48	40,189,000
April 2005 - March 2006	April 2015 - March 2036	4.63	20,654,000
April 2006 - March 2007	April 2011 - March 2027	4.58	99,655,000
April 2007 - March 2008	April 2017 - March 2028	4.65	35,491,000
April 2008 - March 2009	April 2013 - March 2039	4.49	40,484,000
April 2009 - March 2010	April 2014 - March 2020	3.49	101,867,000
Total			745,097,000

The average effective interest rate on debentures issued to the Minister of Finance of Canada is 6.67%.

*
Canada Pension Plan debentures have a 5-30 year maturity and are callable in whole or in part before maturity at the option of the Minister of Finance of Saskatchewan. Canada Pension Plan debentures are subject in part to annual sinking funds; equity in sinking funds at March 31, 2010, $282,055,049.

124   Government of Saskatchewan � 2009-10 Public Accounts

Supplementary Information

Glossary of Terms

Accrual Accounting
The method used to prepare the financial statements included in Volume 1 of the Public Accounts.  Accrual accounting recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid.

Accumulated Surplus (Deficit)
One of the two measures of a government�s financial position (see net debt).  The accumulated surplus (deficit) is the amount by which revenues have exceeded expenses (expenses have exceeded revenues) from the beginning of incorporation (1905) plus any adjustments that were charged directly to the accumulated surplus (deficit).  It is calculated as the difference between assets and liabilities.

Budget
The amount presented in the Estimates and authorized by the Legislative Assembly.

Capital Transfer
A grant provided to a third party such as a university or municipality to acquire or develop capital assets.

Consolidation
The method used to account for government service organizations in the Summary financial statements in which the accounts are adjusted to the basis of accounting described in note 1 of the Summary financial statements and then combined. Inter-organization balances and transactions are eliminated.

Debenture
A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date.  It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt
Terms used when describing debt include:

Government general debt is debt issued by the General Revenue Fund (GRF) to fund Government spending.

Crown corporation general debt is debt issued by the GRF and subsequently loaned to a Crown corporation.

Government business enterprise specific debt is debt issued by the GRF specifically on behalf of a government business enterprise where the government expects to realize the receivable from the government business enterprise and settle the external debt simultaneously.

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Sinking funds are funds set aside for the repayment of debt.

Public debt is gross debt net of sinking funds.

General debt is public debt net of government business enterprise specific debt.

Guaranteed debt is the debt of others that the Government has agreed to repay if others default.

Total debt is public debt plus guaranteed debt.

Debt Retirement Fund
The fund, established pursuant to The Growth and Financial Security Act, to account for the surpluses of the GRF commencing April 1, 2008.

Derivative
A financial contract that derives its value from other underlying variables such as interest rates, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, and credit rates.  It does not require an initial investment and is settled at a future date.

Financial Asset
An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

 Government of Saskatchewan � 2009-10 Public Accounts  125

Supplementary Information

Glossary of Terms (continued)

Financial Instrument
Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financial Liability
Any liability that is a contractual obligation to deliver a financial asset to another party, or to exchange financial instruments with another party under conditions that are potentially unfavourable to the entity.

General Revenue Fund (GRF)
The fund into which all revenues are paid, unless otherwise provided for by Legislation, and from which all expenditures are appropriated by the Legislative Assembly.

Government Business Enterprise
A self-sufficient government organization that has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity.  Government business enterprises are recorded in the Summary financial statements using the modified equity method.

Government Partnership
An investment by the Government where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where the partners share, on an equitable basis, the risks and benefits of the partnership.  Government partnerships are proportionately consolidated in the Summary financial statements.

Government Service Organization
An organization that is controlled by the Government, except those designated as government business enterprises.  Government service organizations are consolidated in the Summary financial statements after adjustment to a basis consistent with the accounting policies described in note 1 of the Summary financial statements.

Gross Domestic Product (GDP)
The standard measure of the overall size of the economy, the value of all goods and services produced during a period.

Growth and Financial Security Fund
The fund established in May of 2008 to assist in the achievement of the Government�s long-term objectives by providing for financial security of the Government from year to year and to provide a source of funds that are to be available for appropriation to be used for government programs identified as promoting or enhancing the economic development of Saskatchewan.

Hedging
A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes.  This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity
The method by which government business enterprises are accounted for in the Summary financial statements.  The Government�s investment, which is originally recorded at cost, is adjusted annually to include the net earnings/losses and other net equity changes of the enterprise/partnership without adjustment to conform with the accounting policies described in note 1 of the Summary financial statements.  Inter-organizational balances and transactions are disclosed but not eliminated.

Net Debt
One of the two measures of a government�s financial position (see accumulated surplus/deficit).  Net debt is calculated as the difference between financial assets and liabilities.

Non-financial Asset
An asset that is acquired, constructed or developed and does not normally provide resources to discharge existing liabilities.

126   Government of Saskatchewan � 2009-10 Public Accounts

Supplementary Information

Glossary of Terms (continued)

Other Comprehensive Income (Loss) (OCI)
OCI includes certain unrealized gains and losses of government business enterprises that are excluded from net income but recognized as a change in net debt and accumulated surplus (deficit) during the period.

Pension Liability
An actuarial estimate of discounted future payments to be made to retirees under government pension plans, net of plan assets.

Premium (Discount)
The amount by which the selling price of a security exceeds (is less than) its par or face value.

Segment
A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the financial statements identify the resources allocated to support the major activities of a government.

Summary Financial Statements (SFS)
The statements prepared to account for the full nature and extent of the financial activities of the Government.  The SFS includes the financial activities of organizations controlled by the Government.  These organizations are segregated into two classifications, government service organizations and government business enterprises, and are collectively referred to as the government reporting entity.  Trusts administered by the Government are excluded from the government reporting entity.

Tangible Capital Asset
An asset with physical substance held by the Government that has an economic life extending beyond a year, is to be used on a continuing basis and is not for sale in the ordinary course of operations.

Transfer
A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid in the future, as would be expected in a loan; or expect a financial return, as would be expected in an investment.  Major types of transfers include entitlements, transfers under shared cost agreements and grants.

 Government of Saskatchewan � 2009-10 Public Accounts   127